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                                                                    EXHIBIT (10)




                          AGREEMENT AND PLAN OF MERGER


                                    BETWEEN


                           FIRST NATIONAL BANK CORP.

                                      AND

                         OLD KENT FINANCIAL CORPORATION





                          Dated as of August 24, 1994





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                               TABLE OF CONTENTS
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ARTICLE I - THE TRANSACTION . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

  1.1   Adoption of Plan of Merger  . . . . . . . . . . . . . . . . . . . . . . . .   2
  1.2   The Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
  1.3   Effective Time of the Merger  . . . . . . . . . . . . . . . . . . . . . . .   3
  1.4   Merger of FNBC with and into Old Kent . . . . . . . . . . . . . . . . . . .   3
  1.5   Effect of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
  1.6   Additional Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
  1.7   Surviving Corporation . . . . . . . . . . . . . . . . . . . . . . . . . . .   4


ARTICLE II - CONVERSION AND EXCHANGE OF SHARES  . . . . . . . . . . . . . . . . . .   4

  2.1   Conversion of Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
  2.2   Upset Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
  2.3   No Fractional Securities  . . . . . . . . . . . . . . . . . . . . . . . . .   8
  2.4   Adjustments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
  2.5   Cessation of Shareholder Status . . . . . . . . . . . . . . . . . . . . . .  10
  2.6   Surrender of Old Certificates and Distribution of Old Kent Common
        Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10


ARTICLE III - REPRESENTATIONS AND WARRANTIES OF OLD KENT  . . . . . . . . . . . . .  12

  3.1   Authorization, No Conflicts, Etc. . . . . . . . . . . . . . . . . . . . . .  12
  3.2   Organization and Good Standing  . . . . . . . . . . . . . . . . . . . . . .  13
  3.3   Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
  3.4   Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
  3.5   Absence of Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . .  15
  3.6   Absence of Material Adverse Change  . . . . . . . . . . . . . . . . . . . .  15
  3.7   Absence of Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
  3.8   Conduct of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
  3.9   Absence of Defaults Under Contracts . . . . . . . . . . . . . . . . . . . .  16
  3.10  Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . .  16
  3.11  Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
  3.12  SEC and Other Filings . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
  3.13  Registration Statement, Etc.  . . . . . . . . . . . . . . . . . . . . . . .  17
  3.14  Investment Bankers and Brokers  . . . . . . . . . . . . . . . . . . . . . .  17
  3.15  Old Kent Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
  3.16  True and Complete Information . . . . . . . . . . . . . . . . . . . . . . .  18
  3.17  Truth and Completeness of Representations and Warranties  . . . . . . . . .  18
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ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF FNBC . . . . . . . . . . . . . . . .  18

  4.1   Authorization, No Conflicts, Etc. . . . . . . . . . . . . . . . . . . . . .  19
  4.2   Organization and Good Standing  . . . . . . . . . . . . . . . . . . . . . .  20
  4.3   Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
  4.4   Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
  4.5   Redemption of FNBC Rights . . . . . . . . . . . . . . . . . . . . . . . . .  22
  4.6   Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
  4.7   Absence of Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . .  23
  4.8   Absence of Material Adverse Change  . . . . . . . . . . . . . . . . . . . .  23
  4.9   Absence of Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
  4.10  Conduct of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
  4.11  Absence of Defaults Under Contracts . . . . . . . . . . . . . . . . . . . .  24
  4.12  SEC and Other Filings . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
  4.13  Registration Statement, Etc.  . . . . . . . . . . . . . . . . . . . . . . .  24
  4.14  Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
  4.15  Title to Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
  4.16  Condition of Real Property  . . . . . . . . . . . . . . . . . . . . . . . .  26
  4.17  Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
  4.18  Licenses, Permits, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . .  27
  4.19  Certain Employment Matters  . . . . . . . . . . . . . . . . . . . . . . . .  28
  4.20  Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . .  29
  4.21  Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
  4.22  Duties as Fiduciary . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
  4.23  Investment Bankers and Brokers  . . . . . . . . . . . . . . . . . . . . . .  32
  4.24  Related Persons . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
  4.25  Change in Business Relationships  . . . . . . . . . . . . . . . . . . . . .  33
  4.26  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
  4.27  Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
  4.28  Loan Guarantees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
  4.29  Events Since December 31, 1993  . . . . . . . . . . . . . . . . . . . . . .  34
  4.30  Anticipated Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
  4.31  Reserve for Loan Losses . . . . . . . . . . . . . . . . . . . . . . . . . .  35
  4.32  Loan Origination and Servicing  . . . . . . . . . . . . . . . . . . . . . .  35
  4.33  Public Communications; Securities Offering  . . . . . . . . . . . . . . . .  35
  4.34  No Insider Trading  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
  4.35  Continuity of Interest  . . . . . . . . . . . . . . . . . . . . . . . . . .  36
  4.36  Pooling of Interests Accounting Qualification . . . . . . . . . . . . . . .  36
  4.37  True and Complete Information . . . . . . . . . . . . . . . . . . . . . . .  36
  4.38  Truth and Completeness of Representations and Warranties  . . . . . . . . .  36
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ARTICLE V - CERTAIN COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

  5.1   FNBC Disclosure Statement . . . . . . . . . . . . . . . . . . . . . . . . .  37
  5.2   Old Kent Disclosure Statement . . . . . . . . . . . . . . . . . . . . . . .  42
  5.3   Conduct of Business Pending the Effective Time of the Merger  . . . . . . .  42
  5.4   Regular Dividends and Compensation Adjustments  . . . . . . . . . . . . . .  45
  5.5   Data Processing Arrangements  . . . . . . . . . . . . . . . . . . . . . . .  46
  5.6   Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
  5.7   Maintenance of Insurance  . . . . . . . . . . . . . . . . . . . . . . . . .  47
  5.8   Competing Proposals . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
  5.9   Redemption of Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
  5.10  Insurance Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48


ARTICLE VI - ADDITIONAL AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . .  48

  6.1   Registration Statement  . . . . . . . . . . . . . . . . . . . . . . . . . .  48
  6.2   Other Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
  6.3   Press Releases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
  6.4   Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
  6.5   Miscellaneous Agreements and Consents . . . . . . . . . . . . . . . . . . .  49
  6.6   Stock Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
  6.7   ESOP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
  6.8   Exchange of Financial Information . . . . . . . . . . . . . . . . . . . . .  50
  6.9   Investigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
  6.10  Environmental Investigation . . . . . . . . . . . . . . . . . . . . . . . .  53
  6.11  Pooling Qualification . . . . . . . . . . . . . . . . . . . . . . . . . . .  54


ARTICLE VII - CONDITIONS PRECEDENT TO OLD KENT'S OBLIGATIONS  . . . . . . . . . . .  55

  7.1   Renewal of Representations and Warranties, Etc. . . . . . . . . . . . . . .  55
  7.2   Opinion of Legal Counsel  . . . . . . . . . . . . . . . . . . . . . . . . .  55
  7.3   Required Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
  7.4   Order, Decree, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
  7.5   Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
  7.6   Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
  7.7   Registration Statement  . . . . . . . . . . . . . . . . . . . . . . . . . .  59
  7.8   Certificate as to Outstanding Shares  . . . . . . . . . . . . . . . . . . .  59
  7.9   Change of Control Waivers . . . . . . . . . . . . . . . . . . . . . . . . .  59
  7.10  Pooling of Interests Accounting . . . . . . . . . . . . . . . . . . . . . .  60
  7.11  No Default under Bank Stock Loan Agreement  . . . . . . . . . . . . . . . .  60
  7.12  Estoppel Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
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ARTICLE VIII - CONDITIONS PRECEDENT TO FNBC'S OBLIGATIONS . . . . . . . . . . . . .  60

  8.1   Renewal of Representations and Warranties, Etc. . . . . . . . . . . . . . .  60
  8.2   Opinion of Legal Counsel  . . . . . . . . . . . . . . . . . . . . . . . . .  61
  8.3   Required Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
  8.4   Order, Decree, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
  8.5   Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
  8.6   Registration Statement  . . . . . . . . . . . . . . . . . . . . . . . . . .  64
  8.7   Fairness Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64


ARTICLE IX - ABANDONMENT OF MERGER  . . . . . . . . . . . . . . . . . . . . . . . .  64

  9.1   Mutual Abandonment Prior to Effective Time of the Merger  . . . . . . . . .  64
  9.2   Old Kent's Rights to Terminate  . . . . . . . . . . . . . . . . . . . . . .  64
  9.3   FNBC's Rights to Terminate  . . . . . . . . . . . . . . . . . . . . . . . .  67


ARTICLE X - AMENDMENT AND WAIVER  . . . . . . . . . . . . . . . . . . . . . . . . .  68

  10.1   Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
  10.2   Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
  10.3   Specific Enforcement . . . . . . . . . . . . . . . . . . . . . . . . . . .  68


ARTICLE XI - MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69

  11.1   Termination Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
  11.2   Liability After Termination  . . . . . . . . . . . . . . . . . . . . . . .  71
  11.3   Termination of Representations and Warranties. . . . . . . . . . . . . . .  71
  11.4   Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
  11.5   Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
  11.6   Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
  11.7   Method of Consent or Waiver  . . . . . . . . . . . . . . . . . . . . . . .  72
  11.8   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
  11.9   No Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
  11.10  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
  11.11  Further Assurances; Privileges . . . . . . . . . . . . . . . . . . . . . .  73
  11.12  Headings, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
  11.13  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
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                                  DEFINITIONS

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401(k) Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
Acceptance Period . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Acquisition Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
Adjusted Rate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Aggregate Price Per Share of the Comparison Stocks  . . . . . . . . . . . . . . . .   6
Bank  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
Bank Stock Loan Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
Business Combination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
Call Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
Ceiling Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
CERCLA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
Certificates of Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Comparison Stocks . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
Comparison Stocks Base Price Per Share  . . . . . . . . . . . . . . . . . . . . . .   6
Constituent Corporation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Control . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
Delaware Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Document  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Effective Time of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Employee Benefit Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Employment-Related Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
Environmental Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
ESOP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Exchange Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Exchange Rate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
Exercise Period . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
FDIC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
Federal Bank Holding Company Act  . . . . . . . . . . . . . . . . . . . . . . . . .   1
Federal Reserve Board . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Final Stock Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
First Floor Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
Fixing Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
FNBC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
FNBC Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
FNBC Disclosure Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
FNBC Related Person . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
FNBC Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
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FNBC Rights Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
FNBC's Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
Hazardous Substance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
Increase Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Insurance Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
Internal Revenue Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
IRS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
M & I . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
M & I Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Merger Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
Michigan Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Old Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Old Kent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Old Kent Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Old Kent Disclosure Statement . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Old Kent Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
Old Kent Rights Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
PBGC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
Phase I . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
Plan of Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Premises  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
Proposal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
Prospectus and Proxy Statement  . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Purchase Price Per Share  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
Reference Period  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
Registration Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
SEC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Second Floor Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
Securities Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
Securities Exchange Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
Stockholders' Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Surviving Corporation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Termination Cost  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
Termination Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
Unaffiliated Person . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
Upset Condition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

                          AGREEMENT AND PLAN OF MERGER


        This Agreement and Plan of Merger (the "PLAN OF MERGER") is made as of August 24, 1994, between FIRST NATIONAL BANK CORP., a Delaware corporation ("FNBC"), and OLD KENT FINANCIAL CORPORATION, a Michigan corporation ("OLD KENT"), One Vandenberg Center, Grand Rapids, Michigan.

        Old Kent and FNBC desire that FNBC become affiliated with Old Kent. The affiliation would be effected through the merger of FNBC with and into Old Kent in accordance with this Plan of Merger and in accordance with the General Corporation Law of the State of Delaware, as amended (the "DELAWARE LAW") and the Business Corporation Act of the State of Michigan, as amended (the "MICHIGAN ACT"). The transactions contemplated by and described in this Plan of Merger are referred to as the "MERGER."

        Old Kent is a bank holding company registered as such with the Board of Governors of the Federal Reserve System (the "FEDERAL RESERVE BOARD") under the Bank Holding Company Act of 1956, as amended (the "FEDERAL BANK HOLDING COMPANY ACT"). Old Kent has authorized capital stock consisting of 175,000,000 shares, divided into two classes: 150,000,000 shares of common stock, $1 par value ("OLD KENT COMMON STOCK"); and 25,000,000 shares of preferred stock, without par value, of which 3,000,000 shares are designated Series A Preferred Stock and 300,000 shares are designated Series B Preferred Stock. Each share of Old Kent Common Stock is entitled to one vote on all matters submitted for a vote of the shareholders. As of August 19, 1994, there were 40,684,878 shares of Old Kent Common Stock issued and outstanding, and 2,609,700 shares of Old Kent Common Stock were reserved for issuance in connection with employee stock option and benefit plans. As of the date of this Plan of Merger, no shares of preferred stock were issued and outstanding. The number of issued and outstanding shares of Old Kent Common Stock is subject to change before the Effective Time of the Merger (as defined in Section 1.3 (Effective Time of the Merger)) by reason of the issuance of additional shares of Old Kent Common Stock upon the exercise of employee stock options and the grant or sale of shares to, or for the account of, employees and directors pursuant to other benefit plans, and the issuance of additional shares if and as authorized by Old Kent's Board of Directors.

        FNBC is a bank holding company registered as such with the Federal Reserve Board under the Federal Bank Holding Company Act. FNBC has authorized capital stock consisting of 10,000,000 shares, divided into two classes:
8,000,000 shares of common stock, $3.125 par value ("FNBC COMMON STOCK"); and 2,000,000 shares of preferred stock, $.01 par value. Each share of FNBC Common Stock is entitled to one vote on all matters submitted for a vote of the stockholders. As of the date of this Plan of Merger, there were 2,434,060 shares of FNBC Common Stock issued and outstanding, and 220,204 shares of FNBC Common Stock were reserved for issuance in connection with director and employee stock option plans. As of the date of this Plan of Merger, no shares of preferred stock were issued and outstanding. The number of issued and outstanding shares of FNBC Common Stock is subject to change before the Effective Time of the Merger (as defined in Section 1.3 (Effective Time of the Merger)) by reason of the issuance of additional shares of FNBC Common Stock upon the exercise of director and employee stock options.

        The respective Boards of Directors of FNBC and Old Kent each deem the Merger advisable and in the best interests of its corporation and its respective stockholders and shareholders. FNBC and Old Kent have each approved, adopted, and authorized the execution, delivery, and performance of this Plan of Merger by resolutions duly adopted by their respective Boards of Directors or duly authorized committees thereof. The Board of Directors of FNBC has directed that this Plan of Merger be submitted to FNBC's stockholders for adoption and approval.

        Therefore, in consideration of the premises and the representations, warranties, and covenants contained in this Plan of Merger, the parties agree:


                                   ARTICLE I

                                THE TRANSACTION

        Subject to the terms and conditions of this Plan of Merger, the Merger of FNBC with and into Old Kent shall be carried out in the following manner:

        1.1 Adoption of Plan of Merger. As soon as practicable after this Plan of Merger has been executed and delivered and the Registration Statement (as described in Section 3.13.1 (Document)) has become effective, FNBC shall submit this Plan of Merger to its stockholders at a meeting properly called, noticed, and held for that purpose (the "STOCKHOLDERS' MEETING"). At the Stockholders' Meeting, and in any proxy materials used in connection with the meeting, the Board of Directors of FNBC shall recommend that its stockholders vote for adoption of this Plan of Merger. All actions taken in connection with the solicitation of proxies for and the voting of shares of FNBC Common Stock held by or through the First National Bank in Macomb County Employee Stock Ownership Plan ("ESOP") shall be done in a manner that complies with all standards and guidelines issued by the United States Department of Labor. No shares of Old Kent Common Stock shall be entitled to vote on approval of this Plan of Merger.

        1.2 The Closing. The Merger shall be consummated as promptly as possible after a closing (the "CLOSING"). The Closing shall be held at such time and location as may be mutually agreed by the parties. In the absence of such agreement, the Closing shall be held at the offices of Warner, Norcross & Judd, 900 Old Kent Building, 111 Lyon Street, N.W., Grand Rapids, Michigan, on such date and at such time as may be mutually agreed by the parties, or in the absence of such agreement, on a date specified by either party upon

10 business days' written notice after the last to occur of the following events: (i) the receipt of all consents and approvals of government regulatory authorities as legally required to consummate the Merger and the expiration of all statutory waiting periods; and (ii) the requisite approval of this Plan of Merger by the stockholders of FNBC. Scheduling or commencing the Closing shall not, however, constitute a waiver of the conditions precedent of either Old Kent or FNBC as set forth in Articles VII and VIII, respectively. Upon completion of the Closing, FNBC and Old Kent shall execute and deliver appropriate certificates of merger in the forms and as required by the Delaware Law and the Michigan Act (the "CERTIFICATES OF MERGER").

        1.3 Effective Time of the Merger. Subject to the terms and conditions of this Plan of Merger, the Merger shall be consummated as promptly as possible following the Closing by filing the Certificates of Merger in the manner required by law. The "EFFECTIVE TIME OF THE MERGER" shall be the close of business on a date to be specified in the Certificates of Merger, which shall be as soon as practicable, but not later than 3 business days, after the Closing.

        1.4 Merger of FNBC with and into Old Kent. FNBC shall be merged with and into Old Kent (each sometimes being referred to as a "CONSTITUENT CORPORATION" prior to the Merger) upon the filing of the Certificates of Merger with the administrators authorized by law to administer the Delaware Law and the Michigan Act. At the Effective Time of the Merger, the Constituent Corporations shall become a single corporation, which shall be Old Kent (the "SURVIVING CORPORATION"). The Surviving Corporation shall have all of the rights, privileges, immunities, and powers, and shall be subject to all of the duties and liabilities, of a corporation organized under the Michigan Act.

        1.5 Effect of the Merger. From and after the Effective Time of the Merger, the effect of the Merger upon each of the Constituent Corporations and the Surviving Corporation shall be as provided in Chapter Seven of the Michigan Act and as provided in Subchapter Nine of the Delaware Law with respect to the merger of a domestic and a foreign corporation where the surviving corporation will be subject to the laws of the State of Michigan.

        1.6 Additional Actions. If, at any time after the Effective Time of the Merger, the Surviving Corporation shall determine that any further assignments or assurances or any other acts are necessary or desirable to vest, perfect, or confirm, of record or otherwise, in the Surviving Corporation its rights, title, or interest in, to, or under any of the rights, properties, or assets of FNBC acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or to otherwise carry out the purposes of this Plan of Merger, then FNBC shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments, and assurances in law and to do all acts necessary or proper to vest, perfect, or confirm title to and possession of such rights, properties, or assets in the Surviving Corporation and to otherwise carry out the purposes of this Plan of Merger. The proper officers and directors of the Surviving Corporation are fully authorized in the name of FNBC to take any and all such action as may be contemplated by this Article.

        1.7 Surviving Corporation. Immediately after the Effective Time of the Merger, the Surviving Corporation shall have the following attributes until they are subsequently changed in the manner provided by law:

                1.7.1 Name. The name of the Surviving Corporation shall be "Old Kent Financial Corporation."

                1.7.2 Articles of Incorporation. The Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of Old Kent without change from the Articles of Incorporation in effect immediately prior to the Effective Time of the Merger.

                1.7.3 Bylaws. The Bylaws of the Surviving Corporation shall be the Bylaws of Old Kent as in effect immediately prior to the Effective Time of the Merger.

                1.7.4 Directors. The directors of the Surviving Corporation shall be the persons who were directors of Old Kent immediately prior to the Effective Time of the Merger.

                1.7.5 Officers. The officers of the Surviving Corporation shall be the persons who were officers of Old Kent immediately prior to the Effective Time of the Merger.


                                   ARTICLE II

                       CONVERSION AND EXCHANGE OF SHARES

        2.1 Conversion of Shares. At the Effective Time of the Merger, by virtue of the Merger:

                2.1.1 Conversion of FNBC Common Stock. Subject to the provisions of Sections 2.2 (Upset Provisions), 2.3 (No Fractional Securities), 2.4 (Adjustments), and 5.5 (Data Processing Arrangements) hereof, each share of FNBC Common Stock outstanding immediately prior to the Effective Time of the Merger shall be converted into that number (the "EXCHANGE RATE") of validly issued, fully paid, and nonassessable shares of Old Kent Common Stock, rounded to the nearest ten thousandth of a share, determined by dividing $35.00 (the "PURCHASE PRICE PER SHARE") by the average of the per share closing prices of Old Kent Common Stock reported on the NASDAQ National Market System during the 20 consecutive trading days ending on the sixth business day prior to the date of the Closing (the "REFERENCE PERIOD") as reported in the Dow Jones News/Retrieval system, or other equally reliable means (as so calculated, the "FINAL STOCK PRICE"); provided that:

                        (a) if the Final Stock Price shall be greater than $36.00 (the "CEILING PRICE"), then the Exchange Rate shall be determined by dividing the Purchase Price Per Share by the Ceiling Price; and

                        (b) if the Final Stock Price shall be less than $32.00 (the "FIRST FLOOR PRICE"), then the Exchange Rate shall be determined by dividing the Purchase Price Per Share by the First Floor Price.

                2.1.2 Old Kent Rights. Each share of Old Kent Common Stock to be issued in the Merger will have attached to it the number of Series B Preferred Stock Purchase Rights ("OLD KENT RIGHTS") issued pursuant to a Rights Agreement dated as of December 19, 1988 between Old Kent and Old Kent Bank and Trust Company (the "OLD KENT RIGHTS AGREEMENT") then represented by each share of Old Kent Common Stock at the Effective Time of the Merger, as long as the Old Kent Rights are not then separately transferable. As of the date of this Plan of Merger, each share of Old Kent Common Stock represents two-thirds (2/3rds) of an Old Kent Right. The number of Old Kent Rights represented by each share of Old Kent Common Stock is subject to adjustment upon the occurrence of certain events set forth in the Old Kent Rights Agreement.

                2.1.3 Conversion of Old Kent Common Stock. Each share of Old Kent Common Stock outstanding immediately prior to the Effective Time of the Merger shall continue to be outstanding without any change. Each shareholder of the Surviving Corporation whose shares were outstanding immediately before the Effective Time of the Merger will hold the same number of shares, with identical designations, preferences, limitations, and relative rights, immediately after the Effective Time of the Merger.

                2.1.4 Treasury Stock and Stock Held by Old Kent. Each share of FNBC Common Stock held by FNBC as a treasury share, if any, shall be canceled and no Old Kent Common Stock or other consideration shall be issuable or payable with respect to any such share. Each share of FNBC Common Stock, if any, held by Old Kent or any of Old Kent's subsidiaries for its own account and not in a fiduciary capacity for a person other than Old Kent or any of Old Kent's subsidiaries shall be canceled and no consideration shall be issuable or payable with respect to any such share.

                2.1.5 FNBC Common Stock No Longer Outstanding. Each share of FNBC Common Stock outstanding immediately prior to the Effective Time of the Merger shall be deemed to be no longer outstanding and to represent solely the right to receive shares of Old Kent Common Stock as provided in Section 2.1.1 (Conversion of FNBC Common Stock) (the "MERGER CONSIDERATION"), together with any dividends and other distributions payable as provided in Section 2.6.4 (Dividends Pending

        Surrender), but subject to the payment of cash in lieu of fractional shares as provided in Section 2.3 (No Fractional Securities).

        2.2   Upset Provisions.

                2.2.1 Upset Condition. The "UPSET CONDITION" shall exist if, after the Closing is properly called pursuant to Section 1.2 (The Closing), both of the following conditions exist:

                        (a) The Final Stock Price is less than $28.90 (the "SECOND FLOOR PRICE"), subject to adjustment under Section 2.4 (Adjustments); and

                        (b) The percentage determined by dividing the Final Stock Price by $34.00 (the "FIXING PRICE") is more than 15 percentage points less than the percentage determined by dividing the Aggregate Price Per Share of the Comparison Stocks on the last day of the Reference Period by the Aggregate Price Per Share of the Comparison Stocks on August 19, 1994 (the "COMPARISON STOCKS BASE PRICE PER SHARE"), subject to adjustment under Section 2.4 (Adjustments).

        The "AGGREGATE PRICE PER SHARE OF THE COMPARISON STOCKS" means the sum of the closing prices of all of the Comparison Stocks as reported in the Dow Jones News/Retrieval system, or other equally reliable means, for each day in question. The "COMPARISON STOCKS" mean the most widely held class of common stock of each of the following corporations (the closing price and trading symbol of each stock on August 19, 1994, are listed below for reference purposes only):

                                                                    Trading             Closing
                 Corporation                                        Symbol               Price
                 -----------                                        ------             ---------
                 Integra Financial Corp.                            ITG              $   47.625
                 Huntington Bancshares, Inc.                        HBAN                 20.625
                 First Tennessee National Corp.                     FTEN                 46.25
                 Firstar Corporation                                FSR                  32.125
                 Fifth Third Bancorp                                FITB                 51.00
                 First of America Bank Corporation                  FOA                  36.00
                 Regions Financial Corp.                            RGBK                 35.8125
                 Marshall & Ilsley Corporation                      MRIS                 20.375
                 Star Banc Corp.                                    STB                  42.375
                 AmSouth Bancorporation                             ASO                  32.50
                 Meridian Bancorp, Inc.                             MRDN                 32.625

                                                                    Trading             Closing
                 Corporation                                        Symbol               Price
                 -----------                                        ------             ---------
                 Mercantile Bancorporation, Inc.                    MTL              $   38.875
                 Crestar Financial Corporation                      CF                   48.00
                 Commerce Bancshares, Inc.                          CBSH                 32.375
                 Michigan National Corporation                      MNCO                 78.25
                                                                                     ----------

                 Aggregate Price Per Share of
                    Comparison Stocks (subject to adjustment)                        $  594.8125
                                                                                     -----------

         provided, however, that any of these corporations shall be excluded from this definition and from the comparison described in Section 2.2.1(b) if between August 19, 1994, and the end of the Reference Period there is publicly announced a proposed merger, acquisition, or business combination of that corporation, or a tender offer or exchange offer for, or other transaction involving the acquisition of a majority of, that corporation's common stock or assets.

                 2.2.2 FNBC's Rights in Upset Condition. If the Upset Condition shall then exist, FNBC shall have the right, exercisable at any time prior to 5 p.m. Grand Rapids, Michigan time on the second business day after the last day of the Reference Period (the "EXERCISE PERIOD"), to either (i) abandon the Merger and terminate this Plan of Merger (by delivering to Old Kent within the Exercise Period written notice of its decision to do so) and, upon the delivery of such notice by FNBC, the Merger shall be abandoned and this Plan of Merger shall immediately terminate; (ii) proceed with the Merger on the basis of the Exchange Rate determined pursuant to Section 2.1.1 (Conversion of FNBC Common Stock) (by delivering to Old Kent within the Exercise Period written notice of its decision to do so or by failing to deliver any notice to Old Kent pursuant to this Section 2.2.2 (FNBC's Rights in Upset Condition) during the Exercise Period); or (iii) request Old Kent to increase the Exchange Rate (by delivering to Old Kent within the Exercise Period written notice to such effect (an "INCREASE NOTICE")) for each share of FNBC Common Stock to that number of shares of Old Kent Common Stock determined by dividing the Purchase Price Per Share by the Second Floor Price (the "ADJUSTED RATE").

                 2.2.3 Old Kent's Rights in Upset Condition. If the Upset Condition occurs and Old Kent receives an Increase Notice pursuant to
         Section 2.2.2 (FNBC's Rights in Upset Condition), Old Kent shall either accept or decline the Adjusted Rate by delivering written notice of its decision to FNBC at or before 5 p.m. Grand Rapids, Michigan time on the third business day after the expiration of the Exercise Period (the "ACCEPTANCE PERIOD"). If Old Kent accepts the Adjusted Rate within the Acceptance Period, this Plan of Merger shall remain in effect in accordance with its terms except that the Exchange Rate shall be equal to the Adjusted Rate. If Old Kent declines the Adjusted Rate within the Acceptance Period or fails to deliver written notice of its decision to accept or decline the Adjusted Rate within the Acceptance Period, the Merger shall be abandoned and this Agreement shall thereupon terminate without further action by FNBC or Old Kent effective as of 5 p.m. Grand Rapids, Michigan time on the second business day following the expiration of the Acceptance Period; provided, however, that if Old Kent so declines the Adjusted Rate or so fails to deliver written notice of its decision to accept or decline the Adjusted Rate within the Acceptance Period, FNBC may, by written notice delivered to Old Kent at or before 5 p.m. Grand Rapids, Michigan time on the second business day following the expiration of the Acceptance Period, elect to proceed with the Merger and the transactions contemplated by this Plan of Merger on the basis of the Exchange Rate determined pursuant to
         Section 2.1.1(Conversion of FNBC Common Stock) and, upon such election, no abandonment of the Merger or termination of this Plan of Merger shall be deemed to have occurred, this Plan of Merger shall remain in effect in accordance with its terms and the Closing shall thereafter occur in accordance with the terms of this Plan of Merger.

         2.3 No Fractional Securities. Notwithstanding any other provision of this Agreement, no certificates or scrip representing fractional shares of Old Kent Common Stock shall be issued upon the surrender for exchange of certificates which represented shares of FNBC Common Stock outstanding immediately prior to the Effective Time of the Merger ("OLD CERTIFICATES") (taking into account all Old Certificates surrendered for exchange by a particular FNBC stockholder) pursuant to Section 2.6 (Surrender of Old Certificates and Distribution of Old Kent Common Stock) and no Old Kent dividend or other distribution or stock split shall relate to any fractional shares of Old Kent Common Stock, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a shareholder of Old Kent. In lieu of any such fractional shares, each holder of an Old Certificate who would otherwise have been entitled to a fraction of a share of Old Kent Common Stock upon surrender of such Old Certificate for exchange pursuant to
Section 2.6 (Surrender of Old Certificates and Distribution of Old Kent Common Stock) will be paid an amount in cash (without interest) equal to such fraction of a share multiplied by the Final Stock Price.

         2.4 Adjustments. The Exchange Rate and related amounts and related computations described in Sections 2.1 (Conversion of Shares) and 2.2 (Upset Provisions) shall be adjusted in the manner provided in this Section 2.4 (Adjustments) upon the occurrence of any of the following events:

                 2.4.1 Stock Dividends and Distributions. If Old Kent declares a stock dividend, stock split, or other general distribution of Old Kent Common Stock to holders of Old Kent Common Stock and the ex-dividend or ex-distribution date for such stock dividend, stock split, or distribution occurs prior to the beginning of the Reference Period, then the Fixing Price, Ceiling Price, First Floor Price, and Second Floor Price shall be adjusted by multiplying them by that ratio
         (i) the numerator of which
         shall be the total number of shares of Old Kent Common Stock outstanding immediately prior to such dividend, split, or distribution; and (ii) the denominator of which shall be the total number of shares of Old Kent Common Stock outstanding immediately after such dividend, split, or distribution.

                 2.4.2 Other Action Affecting Old Kent Common Stock. If there occurs, other than as described in the preceding subsection, any merger, business combination, recapitalization, reclassification, subdivision, or combination which would substantially change the number and value of outstanding shares of Old Kent Common Stock; a distribution of warrants or rights with respect to Old Kent Common Stock; or any other transaction which would have a substantially similar effect; then the nature or amount of the consideration to be received by the stockholders of FNBC in exchange for their shares of FNBC Common Stock and the Exchange Rate shall be adjusted in such manner and at such time as shall be equitable under the circumstances. It is intended that in the event of a reclassification of outstanding shares of Old Kent Common Stock or a consolidation or merger of Old Kent with or into another corporation, other than a merger in which Old Kent is the surviving corporation and which merger does not result in any reclassification of Old Kent Common Stock, holders of FNBC Common Stock would receive, in lieu of each share of Old Kent Common Stock to be issued in exchange for FNBC Common Stock, the kind and amount of shares of Old Kent stock, other securities, money, and/or property receivable upon such reclassification, consolidation, or merger by holders of Old Kent Common Stock with respect to each share of Old Kent Common Stock outstanding immediately prior to such reclassification, consolidation, or merger.

                 2.4.3 Postponement of Closing. Old Kent and FNBC agree not to convene the Closing at any time which would result in there being an ex-dividend or ex-distribution date for any transaction described in Subsections 2.4.1 or 2.4.2 at any time after the beginning of the Reference Period.

                 2.4.4 Employee Stock Options, Etc. Notwithstanding the foregoing subsections of this Section 2.4 (Adjustments), no adjustment shall be made in the event of the issuance of additional shares of Old Kent Common Stock pursuant to Old Kent's Dividend Reinvestment Plan, pursuant to the exercise of stock options under stock option plans of Old Kent, or upon the grant or sale of shares to, or for the account of, Old Kent directors or employees pursuant to restricted stock, deferred stock compensation, thrift, employee stock purchase, and other benefit plans of Old Kent so long as such grants or sales of shares are substantially consistent with Old Kent's past practice or not materially dilutive to Old Kent's shareholders.

                 2.4.5 Authorized but Unissued Shares. Notwithstanding the other provisions of this Section 2.4 (Adjustments), no adjustment shall be made in the event of the issuance of additional shares of Old Kent Common Stock or other securities pursuant to a public offering, private placement, or an acquisition of one or more banks, corporations, or business assets for consideration which the Board of Directors of Old Kent, or a duly authorized committee thereof, determines to be fair and reasonable.

                 2.4.6 Changes in Capital. Subject only to making any adjustment to the Purchase Price Per Share and related computations prescribed by this Section 2.4 (Adjustments), nothing contained in this Plan of Merger is intended to preclude Old Kent from amending its articles of incorporation to change its capital structure or from issuing additional shares of Old Kent Common Stock, preferred stock, shares of other capital stock, or securities which are convertible into shares of capital stock.

                 2.4.7 Increase in Outstanding Shares of FNBC Common Stock. In the event that the number of shares of FNBC Common Stock outstanding is greater than 2,434,060 for any reason whatsoever (whether or not such increase constitutes a breach of this Plan of Merger), other than the issuance of not more than 220,204 shares upon the exercise of FNBC stock options identified in Section 4.4.2 (No Other Capital Stock), then the Purchase Price Per Share shall be adjusted to that price determined by multiplying the Purchase Price Per Share by a fraction (i) the numerator of which shall be 2,434,060 (the total number of shares of FNBC Common Stock outstanding as of the date of this Plan of Merger); and (ii) the denominator of which shall be the total number of shares of FNBC Common Stock outstanding as of the Effective Time of the Merger, excluding not more than 220,204 shares, if any, issued after the date of this Plan of Merger upon the exercise of FNBC stock options identified in Section 4.4.2 (No Other Capital Stock).

         2.5 Cessation of Shareholder Status. As of the Effective Time of the Merger, record holders of Old Certificates shall cease to be stockholders of FNBC and shall have no rights as FNBC stockholders. Such Old Certificates shall then represent the right to receive shares of Old Kent Common Stock and the right to receive cash in lieu of fractional shares, all as provided in this Plan of Merger.

         2.6 Surrender of Old Certificates and Distribution of Old Kent Common Stock. After the Effective Time of the Merger, Old Certificates shall be exchangeable by the holders thereof for new stock certificates representing the number of shares of Old Kent Common Stock to which such holders shall be entitled in the following manner:

                 2.6.1 Transmittal Materials. As soon as practicable after the Effective Time of the Merger, Old Kent shall send or cause to be sent to each record holder of FNBC Common Stock as of the Effective Time of the Merger transmittal materials for use in exchanging that holder's Old Certificates for Old Kent Common Stock certificates. The transmittal materials will contain instructions with respect to the surrender of Old Certificates.

                 2.6.2 Exchange Agent. As soon as practicable after the Effective Time of the Merger, Old Kent will deliver to Old Kent Bank and Trust Company, or such other bank or trust company as Old Kent may designate (the "EXCHANGE AGENT"), the number of shares of Old Kent Common Stock issuable and the amount of cash payable for fractional shares in the Merger. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to such shares of Old Kent Common Stock, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled to such shares.

                 2.6.3 Delivery of New Certificates. Old Kent shall cause the Exchange Agent to promptly issue and deliver stock certificates in the names and to the addresses that appear on FNBC's stock records as of the Effective Time of the Merger, or in such other name or to such other address as may be specified by the holder of record in transmittal documents received by the Exchange Agent; provided, that:

                          (a) Receipt of Old Certificates. With respect to each FNBC stockholder, the Exchange Agent shall have received all of the Old Certificates held by that stockholder, or an affidavit of loss and indemnity bond for such certificate or certificates, together with properly executed transmittal materials; and

                          (b)  Satisfactory Form.  Such certificates,
                 transmittal materials, affidavits, and bonds are in a form and condition reasonably acceptable to Old Kent and the Exchange Agent.

                 2.6.4 Dividends Pending Surrender. Whenever a dividend is declared by Old Kent on Old Kent Common Stock which is payable to shareholders of record of Old Kent as of a record date on or after the Effective Time of the Merger, the declaration shall include dividends on all shares issuable under this Plan of Merger. No former stockholder of FNBC shall be entitled to receive a distribution of any such dividend until the physical exchange of that stockholder's Old Certificates for new Old Kent Common Stock certificates shall have been effected. Upon the physical exchange of that stockholder's Old Certificates, that stockholder shall be entitled to receive from Old Kent an amount equal to all such dividends (without interest thereon and less the amount of taxes, if any, which may have been imposed or paid thereon) declared and paid with respect to the shares of Old Kent Common Stock represented thereby.

                 2.6.5 Stock Transfers. On or after the Effective Time of the Merger, there shall be no transfers on the stock transfer books of FNBC of the shares of FNBC Common Stock which were issued and outstanding immediately prior to the Effective Time of the Merger.
         If, after the Effective Time of the Merger, Old Certificates are properly presented for transfer, then they shall be canceled and exchanged for stock certificates representing shares of Old Kent Common Stock as provided in this Plan of

         Merger. After the Effective Time of the Merger, ownership of such shares as are represented by any Old Certificates may be transferred only on the stock transfer records of Old Kent.

                 2.6.6 Exchange Agent's Discretion. The Exchange Agent shall have discretion to determine reasonable rules and procedures relating to the issuance and delivery of certificates of Old Kent Common Stock into which shares of FNBC Common Stock are converted in the Merger and governing the payment for fractional shares of FNBC Common Stock.


                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF OLD KENT

                 Old Kent represents and warrants to FNBC that, except as otherwise set forth in a disclosure statement (the "OLD KENT DISCLOSURE STATEMENT"), which will be delivered to FNBC within 30 days after the date of the execution of this Plan of Merger:

         3.1   Authorization, No Conflicts, Etc.

                 3.1.1 Authorization of Agreement. The execution, delivery, and performance of this Plan of Merger by Old Kent have been duly authorized and approved by all necessary corporate action. This Plan of Merger is legally binding on and enforceable against Old Kent in accordance with its terms.

                 3.1.2 No Conflict, Breach, Violation, Etc. The execution, delivery, and performance of this Plan of Merger by Old Kent, and the consummation of the Merger, do not and will not violate, conflict with, or result in a breach of:

                          (a) Articles or Bylaws. Any provision of Old Kent's Articles of Incorporation or Bylaws; or

                          (b) Statutes, Judgments, Etc. Any statute, code, ordinance, rule, regulation, judgment, order, writ, arbitral award, decree, or injunction applicable to Old Kent or Old Kent's subsidiaries, assuming the timely receipt of each of the approvals referred to in Section 3.1.4 (Required Approvals).

                 3.1.3 No Contractual Breach, Default, Liability, Etc. The execution, delivery, and performance of this Plan of Merger by Old Kent, and the consummation of the Merger, do not and will not:

                          (a) Agreements, Etc. Violate, conflict with, result in a breach of, constitute a default under, require any consent, approval, waiver, extension, amendment, authorization, notice or filing under, or extinguish any material contract right of Old Kent or any of Old Kent's subsidiaries under any agreement, mortgage, lease, commitment, indenture, other instrument, or obligation to which Old Kent or any of Old Kent's subsidiaries is a party or by which they are bound or affected:

                                  (1)  Which is material to the business,
                          income, or financial condition of Old Kent and its subsidiaries on a consolidated basis; or

                                  (2)  The violation or breach of which could
                          prevent Old Kent from consummating the Merger;

                          (b) Regulatory Restrictions. Violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any memorandum of understanding or similar regulatory consent agreement to which Old Kent is a party or subject, or by which it is bound or affected; or

                          (c) Tortious Interference. Subject FNBC or FNBC's Subsidiaries to liability for tortious interference with contractual rights.

                 3.1.4 Required Approvals. No notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation of the Merger by Old Kent other than in connection or compliance with the provisions of the Michigan Act and the Delaware Law, compliance with federal and state securities laws, bylaws and rules of the National Association of Securities Dealers, Inc., and the consents, authorizations, or approvals required under the Federal Bank Holding Company Act and any approvals by the State of Arizona required in connection with the acquisition of the Insurance Company.

         3.2 Organization and Good Standing. Old Kent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan. Old Kent possesses all requisite corporate power and authority to own, operate, and lease its properties and to carry on its business as it is now being conducted in all material respects. Old Kent is a bank holding company duly registered and in good standing with the Federal Reserve Board under the Federal Bank Holding Company Act. Old Kent is qualified or admitted to conduct business as a foreign corporation in each state in which such qualification or admission is material to its business.

         3.3   Capital Stock.

                 3.3.1 Classes and Shares. The authorized capital stock of Old Kent consists of 175,000,000 shares divided into two classes as follows: (i) 150,000,000 shares of common stock, $1 par value, of which, as of August 19, 1994, a total of 40,684,878 shares were legally issued and outstanding; and (ii) 25,000,000 shares of preferred stock, without par value, of which 3,000,000 shares are designated Series A Preferred Stock and 300,000 shares are designated Series B Preferred Stock, none of which were issued and outstanding as of the date of this Plan of Merger.

                 3.3.2 No Other Capital Stock. As of the execution of this Plan of Merger:

                          (a) Other than Old Kent Common Stock, there is no security or class of securities issued and outstanding which represents or is convertible into capital stock of Old Kent; and

                          (b) There are no outstanding subscriptions, options, warrants, or rights to acquire any capital stock of Old Kent, or agreements to which Old Kent is a party or by which it is bound to issue capital stock, except as set forth in, or as contemplated by, this Plan of Merger, and except (i) the Old Kent Rights (which as of the date of this Plan of Merger are represented by and transferable only with certificates representing shares of Old Kent Common Stock); (ii) stock options awarded pursuant to stock option plans; and (iii) provisions for the grant or sale of shares to, or for the account of, employees and directors pursuant to restricted stock, deferred stock compensation, and other benefit plans.

                 3.3.3 Issuance of Shares. Between August 19, 1994, and the execution of this Plan of Merger, no additional shares of capital stock have been issued by Old Kent, except as set forth in, or as contemplated by, this Plan of Merger, except pursuant to the exercise of employee stock options under employee stock option plans, and except upon the grant or sale of shares to, or for the account of, employees and directors pursuant to restricted stock, deferred stock compensation, or other benefit plans.

                 3.3.4 Voting Rights. Neither Old Kent nor any of Old Kent's subsidiaries has outstanding any security or issue of securities:

                          (a) The holder or holders of which have the right to vote on the approval of the Merger or this Plan of Merger; or

                          (b) Which entitle the holder or holders to consent to, or withhold consent on, the Merger or this Plan of Merger.

         3.4 Financial Statements. The consolidated financial statements of Old Kent and Old Kent's subsidiaries as of and for the year ended December 31, 1993, as reported on by Old Kent's independent accountants, Arthur Andersen & Co., and the unaudited consolidated financial statements of Old Kent and Old Kent's subsidiaries as of and for the quarter ended June 30, 1994, including all schedules and notes relating to such statements, as previously delivered to FNBC, are correct and complete in all material respects. These statements fairly present Old Kent's and Old Kent's subsidiaries' financial condition and results of operations on a consolidated basis on the dates and for the periods indicated, and have been prepared in conformity with generally accepted accounting principles applied consistently throughout the periods indicated (except as otherwise noted in such financial statements or the notes thereto).

         3.5 Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the consolidated balance sheet of Old Kent as of December 31, 1993, and the notes thereto, as of that date neither Old Kent nor any of its subsidiaries had liabilities or obligations, secured or unsecured (whether accrued, absolute, or contingent) which were, or as to which there is a reasonable probability that they could be, materially adverse to the business, income or financial condition of Old Kent and its subsidiaries on a consolidated basis.

         3.6 Absence of Material Adverse Change. Since December 31, 1993, there has been no material adverse change in the business, income, or financial condition of Old Kent and its subsidiaries on a consolidated basis. No facts or circumstances have been discovered from which it reasonably appears that there is a significant risk and reasonable probability that there will occur a material adverse change in the business, income, or financial condition of Old Kent and Old Kent's subsidiaries on a consolidated basis for reasons specific to Old Kent and not applicable to the banking industry in general.

         3.7 Absence of Litigation. There is no action, suit, proceeding, claim, arbitration, or investigation pending or threatened by any person, including without limitation any governmental or regulatory agency, against Old Kent or any of its subsidiaries, or the assets or business of Old Kent or any of its subsidiaries, any of which has or may have a material adverse effect on the business, income, or financial condition of Old Kent and its subsidiaries on a consolidated basis. There is no factual basis known to Old Kent which presents a reasonable potential for any such action, suit, proceeding, claim, arbitration, or investigation.

         3.8 Conduct of Business. Old Kent and its subsidiaries have conducted their respective businesses and used their respective properties substantially in compliance with all federal, state, and local laws, civil or common, ordinances and regulations, including without limitation applicable federal and state laws and regulations concerning banking, securities, truth-in-lending, truth-in-savings, mortgage origination and servicing, usury, fair credit reporting, consumer protection, occupational safety, civil rights, employee protection, fair employment practices, fair labor standards, and insurance; and Environmental Laws (as defined in Section 4.21.2 Environmental Laws)); except for violations which would not have a material adverse effect on the business, income, or financial condition of Old Kent and its subsidiaries on a consolidated basis.

         3.9 Absence of Defaults Under Contracts. There is no existing default by Old Kent, any of Old Kent's subsidiaries, or any other party, under any contract or agreement to which Old Kent or any of its subsidiaries is a party, or by which they are bound, which would have a material adverse effect on the business, income, or financial condition of Old Kent and its subsidiaries on a consolidated basis.

         3.10 Employee Benefit Plans. With respect to any "employee welfare benefit plan," any "employee pension benefit plan," or any "employee benefit plan" within the respective meanings of Sections 3(1), 3(2), and 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (each referred to as an "EMPLOYEE BENEFIT PLAN"), maintained by or for Old Kent or to which Old Kent has made payments or contributions on behalf of its employees, Old Kent and each Employee Benefit Plan is in substantial compliance with applicable sections of ERISA and the Internal Revenue Code of 1986, as amended (the "INTERNAL REVENUE CODE"), except to the extent that noncompliance is not material to the business, income, or financial condition of Old Kent and its subsidiaries on a consolidated basis.

         3.11 Environmental Matters. Old Kent and its subsidiaries have complied with all Environmental Laws (as defined in Section 4.21.2 (Environmental Laws)), except to the extent that noncompliance is not material to the business, income, or financial condition of Old Kent and its subsidiaries on a consolidated basis.

         3.12  SEC and Other Filings.  In the last five years:

                 3.12.1 SEC Filings. Old Kent has filed, and will continue to file, in a timely manner all required filings with the Securities and Exchange Commission (the "SEC"), including without limitation all reports on Form 10-K and Form 10-Q;

                 3.12.2 Regulatory Filings. Old Kent has filed in a timely manner all other material filings with other regulatory bodies for which filings are required; and

                 3.12.3 Complete and Accurate. All such filings, as amended, were complete and accurate in all material respects as of the dates of such filings, and there were no misstatements or omissions therein which, as of the making of this representation and warranty, would be material to the business, income, or financial condition of Old Kent and its subsidiaries on a consolidated basis.

         3.13  Registration Statement, Etc.

                 3.13.1 "Document." The term "DOCUMENT," when capitalized in this Plan of Merger, shall collectively mean: (i) the registration statement to be filed by Old Kent with the SEC (the "REGISTRATION STATEMENT") in connection with the Old Kent Common Stock to be issued in the Merger; (ii) the prospectus and proxy statement (the "PROSPECTUS AND PROXY STATEMENT") to be mailed to FNBC stockholders in connection with the Stockholders' Meeting; and (iii) any other documents to be filed with the SEC, the Federal Reserve Board, the State of Michigan, the State of Delaware, the State of Arizona, or any other regulatory agency in connection with the transactions contemplated by this Plan of Merger.

                 3.13.2 Accurate Information. None of the information to be supplied by Old Kent for inclusion, or included, in any Document will:

                          (a) Be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading (i) at the respective times such Documents are filed; (ii) with respect to the Registration Statement, when it becomes effective; and
                 (iii) with respect to the Prospectus and Proxy Statement, when it is mailed.

                          (b) With respect to the Registration Statement and the Prospectus and Proxy Statement, as either may be amended or supplemented, at the time of the Stockholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting.

                 3.13.3 Compliance of Filings. All documents that Old Kent is responsible for filing with the SEC or any regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

         3.14 Investment Bankers and Brokers. Old Kent has not employed any broker, finder, or investment banker in connection with the Merger. Old Kent has no express or implied agreement with any other person or company relative to any commission or finder's fee payable with respect to the Merger.

         3.15 Old Kent Common Stock. The shares of Old Kent Common Stock to be issued in the Merger in accordance with this Plan of Merger have been duly authorized and, when issued as contemplated by this Plan of Merger, will be legally issued, fully paid, and nonassessable shares.

         3.16 True and Complete Information. No schedule, statement, list, certificate, or other information furnished or to be furnished by Old Kent in connection with this Plan of Merger, including the Old Kent Disclosure Statement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

         3.17  Truth and Completeness of Representations and Warranties.

                 3.17.1 True at the Closing. Old Kent further warrants that its representations and warranties in this Plan of Merger will be true in all material respects at the Closing. All of such representations and warranties made with respect to specified dates or events shall still be true at the Closing in all material respects with respect to such dates or events.

                 3.17.2 Untrue Representations and Warranties. During the term of this Plan of Merger, if Old Kent becomes aware of any facts or of the occurrence or impending occurrence of any event which would cause one or more of Old Kent's representations and warranties contained in this Plan of Merger to become untrue, or would have caused one or more of such representations and warranties (except in the case of representations and warranties expressly made only as of the execution of this Plan of Merger) to be untrue had such facts been known or had such event occurred prior to the execution of this Plan of Merger, then:

                          (a) Notice. Old Kent shall immediately give detailed written notice thereof to FNBC; and

                          (b) Remedy Unless Waived. Old Kent shall use all reasonable efforts to change such facts or events to make such representations and warranties true, unless the same shall have been waived in writing by FNBC.


                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF FNBC

                 FNBC represents and warrants to Old Kent that, except as otherwise set forth in a disclosure statement (the "FNBC DISCLOSURE STATEMENT"), which will be delivered to Old Kent within 30 days after the date of the execution of this Plan of Merger:

         4.1   Authorization, No Conflicts, Etc.

                 4.1.1 Authorization of Agreement. The execution, delivery, and performance of this Plan of Merger by FNBC have been duly authorized and approved by all necessary corporate action. When executed and delivered, this Plan of Merger will be legally binding on and enforceable against FNBC in accordance with its terms, except that the consummation of the Merger is subject to the approval of FNBC's stockholders as described in Section 1.1 (Adoption of Plan of Merger).

                 4.1.2 No Conflict, Breach, Violation, Etc. The execution, delivery, and performance of this Plan of Merger by FNBC, and the consummation of the Merger, do not and will not violate, conflict with, or result in a breach of:

                          (a) Certificate or Bylaws. Any provision of FNBC's Certificate of Incorporation or Bylaws; or

                          (b) Statutes, Judgments, Etc. Any statute, code, ordinance, rule, regulation, judgment, order, writ, arbitral award, decree, or injunction applicable to FNBC or FNBC's Subsidiaries as defined in Section 4.3.1 (Ownership of Subsidiaries), assuming the timely receipt of each of the approvals referred to in Section 4.1.4 (Required Approvals).

                 4.1.3 No Contractual Breach, Default, Liability, Etc. The execution, delivery, and performance of this Plan of Merger by FNBC, and the consummation of the Merger, do not and will not:

                          (a) Agreements, Etc. Violate, conflict with, result in a breach of, constitute a default under, require any consent, approval, waiver, extension, amendment, authorization, notice or filing under, or extinguish any material contract right of FNBC or any of FNBC's Subsidiaries under any agreement, mortgage, lease, commitment, indenture, other instrument, or obligation to which FNBC or any of FNBC's Subsidiaries is a party or by which they are bound or affected:

                                  (1)  Which is material to the business,
                          income, or financial condition of FNBC or any of FNBC's Subsidiaries; or

                                  (2)  The violation or breach of which could
                          prevent FNBC from consummating the Merger;

                          (b) Regulatory Restrictions. Violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any memorandum of understanding or similar regulatory consent agreement to which FNBC or any of FNBC's Subsidiaries is a party or subject, or by which it is bound or affected; or

                          (c) Tortious Interference. Subject Old Kent or Old Kent's subsidiaries to liability for tortious interference with contractual rights.

                 4.1.4 Required Approvals. No notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation of the Merger by FNBC other than in connection or compliance with the provisions of the Michigan Act and the Delaware Law, compliance with federal and state securities laws, and the consents, authorizations, approvals, or exemptions required under the Federal Bank Holding Company Act and any approvals by the State of Arizona required in connection with the acquisition of the Insurance Company.

         4.2 Organization and Good Standing. FNBC is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. FNBC possesses all requisite corporate power and authority to own, operate, and lease its properties and to carry on its business as it is now being conducted in all material respects. FNBC is a bank holding company duly registered and in good standing with the Federal Reserve Board under the Federal Bank Holding Company Act. FNBC is duly qualified to conduct business in the State of Michigan as a foreign corporation. FNBC is not required to be qualified or admitted to conduct business as a foreign corporation in any other state in which such qualification or admission would be material to its business.

         4.3   Subsidiaries.

                 4.3.1 Ownership of Subsidiaries. Except for any directors' qualifying shares as to which enforceable repurchase agreements exist (which are identified in the FNBC Disclosure Statement), FNBC owns all of the issued and outstanding shares of capital stock of First National Bank in Macomb County (the "BANK") and Bankers Fund Life Insurance Company (the "INSURANCE COMPANY"), free and clear of all claims, security interests, pledges, or liens of any kind. The Bank and the Insurance Company shall be collectively referred to as "FNBC'S SUBSIDIARIES" in this Plan of Merger. Each of FNBC's Subsidiaries is duly organized, validly existing, and in good standing under the laws of the United States of America or the State of Arizona, as the case may be. FNBC does not have "CONTROL" (as defined in Section 2(a)(2) of the Federal Bank Holding Company Act, using 5 percent rather than 25 percent), either directly or indirectly, of any corporation engaged in an active trade or business or which holds any significant assets other than as stated in this Section 4.3 (Subsidiaries).

                 4.3.2 Rights to Capital Stock. There are no outstanding subscriptions, options, warrants, rights to acquire, or any other similar agreements pertaining to the capital stock of FNBC's Subsidiaries.

                 4.3.3  Qualification and Power.  Each of FNBC's Subsidiaries:

                          (a) Foreign Qualification. Is qualified or admitted to conduct business in the State of Michigan and any other state in which such qualification or admission would be material to its business; and

                          (b) Corporate Power. Has full corporate power and authority to carry on its business as and where now being conducted.

                 4.3.4 FDIC; Insurance Assessments. The Bank maintains in full force and effect deposit insurance through the Bank Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC"). The Bank has fully paid to the FDIC as and when due all assessments with respect to its deposits as are required to maintain such deposit insurance in full force and effect.

                 4.3.5 Regulatory Fees and Charges. Each of FNBC's Subsidiaries has paid as and when due all material fees, charges, assessments, and the like to each and every governmental or regulatory agency having jurisdiction as required by law, regulation, or rule.

                 4.3.6 Assets Used in Business. All nonfinancial assets that are material to the conduct of the business of FNBC and FNBC's Subsidiaries are owned, leased, or licensed by FNBC and FNBC's Subsidiaries and are adequate to carry on such business as presently conducted. All of FNBC's and FNBC's Subsidiaries' nonfinancial assets and properties are in good operating condition, in a good state of maintenance and repair, and in the possession of FNBC or FNBC's Subsidiaries.

         4.4   Capital Stock.

                 4.4.1 Classes and Shares. The authorized capital stock of FNBC consists of 10,000,000 shares divided into two classes as follows: (i) 8,000,000 shares of common stock, $3.125 par value, of which, as of the date and time of the execution of this Plan of Merger, 2,434,060 shares were issued and outstanding and 220,204 shares were reserved for issuance pursuant to outstanding director and employee stock options, of which options on 119,923 shares were exercisable as of the execution of this Plan of Merger in accordance with their terms; and (ii) 2,000,000 shares of preferred stock, $.01 par value, none of which were issued and outstanding as of the date of this Plan of Merger.

                 4.4.2 No Other Capital Stock. There is no security or class of securities authorized or issued which represents or is convertible into capital stock of FNBC except as described in this Section 4.4 (Capital Stock). As of the execution of this Plan of Merger, there are no outstanding subscriptions, options, warrants, or rights to acquire any capital stock of FNBC, or agreements to which FNBC is a party or by which it is bound to issue capital stock except for (i) common share purchase rights (the "FNBC RIGHTS") issued pursuant to a Rights Agreement dated as of November 28, 1990, as amended, between FNBC and State Street Bank and Trust Company (the "FNBC RIGHTS AGREEMENT") represented by and transferable only with certificates representing shares of FNBC Common Stock; and (ii) options to purchase a total of 220,204 shares awarded under stock option plans, of which options on 119,923 shares may be exercised as of the execution of this Plan of Merger.

                 4.4.3 Issuance of Shares. After the execution of this Plan of Merger, the number of issued and outstanding shares of FNBC Common Stock is subject to change before the Effective Time of the Merger only by reason of the issuance of additional shares of FNBC Common Stock upon exercise of director and employee stock options described in Section 4.4.2 (No Other Capital Stock).

                 4.4.4 Voting Rights. Other than the shares of FNBC Common Stock described in this Section 4.4 (Capital Stock), neither FNBC nor any of FNBC's Subsidiaries has outstanding any security or issue of securities:

                          (a) The holder or holders of which have the right to vote on the approval of the Merger or this Plan of Merger; or

                          (b) Which entitle the holder or holders to consent to, or withhold consent on, the Merger or this Plan of Merger.

         4.5 Redemption of FNBC Rights. The FNBC Rights issued to the stockholders of FNBC that are evidenced, as of the date of this Plan of Merger, by shares of FNBC Common Stock may be redeemed by FNBC upon a resolution therefor by the Board of Directors of FNBC at a redemption price of $.01 per FNBC Right in cash. Neither the execution of this Plan of Merger by FNBC nor any of the provisions of this Plan of Merger will adversely affect in any way the ability of FNBC to redeem the FNBC Rights as described in this Section 4.5 (Redemption of FNBC Rights).

         4.6   Financial Statements.

                 4.6.1 Financial Statements. The consolidated financial statements of FNBC and FNBC's Subsidiaries as of and for the each of three years ended December 31, 1991, 1992, and 1993, as reported on by FNBC's independent accountants, Deloitte & Touche, and the unaudited consolidated financial statements of FNBC and

         FNBC's Subsidiaries as of and for each of the quarters ended March 31, 1994 and June 30, 1994, including all schedules and notes relating to such statements, as previously delivered to Old Kent, are correct and complete in all material respects. These statements fairly present FNBC's and FNBC's Subsidiaries' financial condition and results of operations on a consolidated basis on the dates and for the periods indicated, and have been prepared in conformity with generally accepted accounting principles applied consistently throughout the periods indicated (except as otherwise noted in such financial statements or the notes thereto).

                 4.6.2 Call Reports. The consolidated reports of condition and income of the Bank as of and for each of the years ended December 31, 1991, 1992, and 1993, and as of and for the each of the quarters ended March 31, 1994, and June 30, 1994, as filed with the FDIC, and the consolidated reports of condition and income of FNBC and FNBC's Subsidiaries to be filed with the FDIC prior to the Effective Time of the Merger, including all schedules and notes relating to such reports (collectively, the "CALL REPORTS"), are correct and complete and will be correct and complete in all material respects. The Call Reports which have been filed were prepared, and the Call Reports to be filed will be prepared, in conformity with applicable regulatory accounting principles applied consistently throughout the periods indicated (except as otherwise noted in such reports).

         4.7 Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the consolidated balance sheet of FNBC and FNBC's Subsidiaries as of December 31, 1993, and the notes thereto, neither FNBC nor any of FNBC's Subsidiaries had, as of such date, liabilities or obligations, secured or unsecured (whether accrued, absolute, or contingent) which are, or as to which there is a reasonable probability that they could be, materially adverse to the income or financial condition of FNBC or any of FNBC's Subsidiaries.

         4.8 Absence of Material Adverse Change. Since December 31, 1993, there has been no material adverse change in the business, income, or financial condition of FNBC or any of FNBC's Subsidiaries. No facts or circumstances have been discovered from which it reasonably appears that there is a significant risk and reasonable probability that there will occur a material adverse change in the business, income, or financial condition of FNBC or any of FNBC's Subsidiaries for reasons specific to FNBC and not applicable to the banking industry in general.

         4.9 Absence of Litigation. There is no action, suit, proceeding, claim, arbitration, or investigation pending or threatened by any person, including without limitation any governmental or regulatory agency, against FNBC, any of FNBC's Subsidiaries, or the assets or business of FNBC or any of FNBC's Subsidiaries, any of which has or may have a material adverse effect on the business, income, or financial condition of FNBC or any of

FNBC's Subsidiaries. There is no factual basis known to FNBC which presents a reasonable potential for any such action, suit, proceeding, claim, arbitration, or investigation.

         4.10 Conduct of Business. FNBC and FNBC's Subsidiaries have conducted their respective businesses and used their respective properties substantially in compliance with all federal, state, and local laws, civil or common, ordinances and regulations, including without limitation applicable federal and state laws and regulations concerning banking, securities, truth-in-lending, truth-in-savings, mortgage origination and servicing, usury, fair credit reporting, consumer protection, occupational safety, civil rights, employee protection, fair employment practices, fair labor standards, and insurance; and Environmental Laws (as defined in Section 4.21.2 (Environmental
Laws)); except for violations that would not have a material adverse effect on the business, income, or financial condition of FNBC or any of FNBC's Subsidiaries.

         4.11 Absence of Defaults Under Contracts. There is no existing default by FNBC or any of FNBC's Subsidiaries, or any other party, under any contract or agreement to which FNBC or any of FNBC's Subsidiaries is a party, or by which they are bound, which could have a material adverse effect on the business, income, or financial condition of FNBC or any of FNBC's Subsidiaries.

         4.12  SEC and Other Filings.  In the last five years:

                 4.12.1 SEC Filings. FNBC has filed, and will continue to file, in a timely manner all required filings with the SEC, including without limitation all reports on Form 10-K and Form 10-Q;

                 4.12.2 Regulatory Filings. FNBC has filed in a timely manner all other filings with other regulatory bodies for which filings are required;

                 4.12.3 Complete and Accurate. All such filings, as amended, were complete and accurate in all material respects as of the dates of such filings, and there were no misstatements or omissions therein which, as of the making of this representation and warranty, would be material to the business, income, or financial condition of FNBC and FNBC's Subsidiaries on a consolidated basis; and

                 4.12.4 Compliance with Regulations. All such filings complied in all material respects with all regulations, forms, and guidelines applicable to such filings.

         4.13  Registration Statement, Etc.

                 4.13.1 Accurate Information. None of the information to be supplied by FNBC for inclusion, or included, in any Document will:

                          (a) Be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading (i) at the respective times such Documents are filed; (ii) with respect to the Registration Statement, when it becomes effective; and
                 (iii) with respect to the Prospectus and Proxy Statement, when it is mailed.

                          (b) With respect to the Registration Statement and the Prospectus and Proxy Statement, as either may be amended or supplemented, at the time of the Stockholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting.

                 4.13.2 Compliance of Filings. All documents which FNBC is responsible for filing with the SEC and any regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

         4.14  Tax Matters.

                 4.14.1 Tax Returns. FNBC and FNBC's Subsidiaries have duly and timely filed all material tax returns which they have by law been required to file, including without limitation those with respect to income, withholding, social security, unemployment, franchise, real property, personal property, and intangibles taxes. Each such tax return, report, and statement, as amended, is correct and complies in all material respects with all applicable laws and regulations.

                 4.14.2 Tax Assessments and Payments. All taxes and assessments, including any penalties, interest, and deficiencies relating to those taxes and assessments, due and payable by FNBC and FNBC's Subsidiaries have been paid in full as and when due. The provisions made for taxes on the consolidated balance sheet of FNBC and FNBC's Subsidiaries as of December 31, 1993, are sufficient for the payment of all federal, state, county, and local taxes of FNBC and FNBC's Subsidiaries accrued but unpaid as of the date indicated, whether or not disputed, with respect to all periods through December 31, 1993.

                 4.14.3 Tax Audits. None of the federal consolidated income tax returns of FNBC and FNBC's Subsidiaries filed for any tax year after 1988 have been audited by the Internal Revenue Service (the "IRS"). There is no tax audit or legal or administrative proceeding for assessment or collection of taxes pending or, to FNBC's knowledge, threatened with respect to FNBC or any of FNBC's Subsidiaries. No claim for assessment or collection of taxes has been asserted with respect to FNBC or any of FNBC's Subsidiaries. No waiver of any limitations statute or extension of any assessment or collection period has been executed by or on behalf of FNBC or any of FNBC's Subsidiaries.

         4.15 Title to Properties. FNBC and FNBC's Subsidiaries have good, sufficient, and marketable title to all of their properties and assets, whether real, personal, or a combination thereof, reflected in their books and records as being owned (including those reflected in the consolidated balance sheet of FNBC and FNBC's Subsidiaries as of December 31, 1993, except as since disposed of in the ordinary course of business), free and clear of all liens and encumbrances, except:

                 4.15.1 Reflected on Balance Sheet. As reflected on the consolidated balance sheet of FNBC and FNBC's Subsidiaries as of December 31, 1993, and the notes thereto;

                 4.15.2 Normal to Business. Liens for current taxes not yet delinquent, and liens or encumbrances which are normal to the business of FNBC and FNBC's Subsidiaries and which are not material in relation to the business, income, or financial condition of FNBC or any of FNBC's Subsidiaries; and

                 4.15.3 Immaterial Imperfections. Such imperfections of title, easements, and encumbrances, if any, as are not material in character, amount, or extent, and do not materially detract from the value, or materially interfere with the present use, of the properties subject thereto or affected thereby, or which would not otherwise be material to the business, income, or financial condition of FNBC or any of FNBC's Subsidiaries.

         4.16 Condition of Real Property. No building or improvement on any real property owned, leased, or used by FNBC or any of FNBC's Subsidiaries encroaches on any easement or property owned by another, and no building or property owned by another encroaches on any real property owned, leased, or used by FNBC or any of FNBC's Subsidiaries or on any easement the benefit of which runs to real property owned, leased, or used by FNBC or any of FNBC's Subsidiaries. None of the boundaries of any parcel of real property owned, leased, or used by FNBC or any of FNBC's Subsidiaries deviates substantially from those shown on the survey of such parcel, if any, attached to the FNBC Disclosure Statement or from what they appear to be through visual inspection. Neither FNBC nor any of FNBC's Subsidiaries is in material violation of any zoning regulation, building restriction, restrictive covenant, ordinance, or other law, order, regulation, or requirement relating to any real property that FNBC or any of FNBC's Subsidiaries owns, leases, or uses and that is material to the conduct of the business of FNBC and FNBC's Subsidiaries. All buildings and improvements that FNBC or any of FNBC's Subsidiaries owns, leases, or uses and that are material to the conduct of the business of FNBC and FNBC's Subsidiaries are in good condition (normal wear and tear excepted), are structurally sound and not in need of material repairs, are fit for their intended purposes, and are adequately serviced by all utilities necessary for the effective operation of FNBC's and FNBC's Subsidiaries' business as presently conducted. None of the real property owned, leased, or used by FNBC or any of FNBC's Subsidiaries and that are material to the conduct of the business of FNBC and FNBC's Subsidiaries is the subject of any condemnation action and there is, to the best of FNBC's knowledge, no proposal under consideration by any public or governmental authority or entity to use any of such properties for some other purpose.

         4.17 Leases. All leases pursuant to which FNBC or any of FNBC's Subsidiaries, as lessee, lease real or personal property which is material to the business of FNBC or any of FNBC's Subsidiaries are valid, effective, and enforceable against the lessor in accordance with their respective terms.
There is no existing default under any such lease, or any event which with notice or lapse of time, or both, would constitute a default with respect to FNBC or any of FNBC's Subsidiaries or, to the best knowledge of FNBC, any other party. No such lease contains a prohibition against assignment by FNBC or any of FNBC's Subsidiaries, by operation of law or otherwise, or any other provision which would preclude the Surviving Corporation or any of its direct or indirect subsidiaries from possessing and using the leased premises for the same purposes and upon the same rental and other terms upon consummation of the Merger as are applicable to the possession and use by FNBC or any of FNBC's Subsidiaries as of the date of this Plan of Merger.

         4.18  Licenses, Permits, Etc.

                 4.18.1 All Licenses, Permits, Etc. FNBC and FNBC's Subsidiaries hold all licenses, certificates, permits, franchises, and rights from all appropriate federal, state, and other public authorities necessary for the conduct of their businesses as presently conducted, the lack of which would have a material adverse effect on the business, income, or financial condition of FNBC or any of FNBC's Subsidiaries.

                 4.18.2  Regulatory Action.  Neither FNBC nor any of FNBC's
         Subsidiaries:

                          (a) Has within the last 5 years been charged with, or to the best of FNBC's knowledge is under governmental investigation with respect to, any actual or alleged violation of any statute, ordinance, rule, regulation, guideline, or standard; or

                          (b) Is the subject of any pending or, to FNBC's knowledge, threatened proceeding by any regulatory authority having jurisdiction over its business, properties, or operations.

         4.19  Certain Employment Matters.

                 4.19.1 Employment Policies, Programs, and Procedures. The policies, programs and practices of FNBC and FNBC's Subsidiaries relating to equal opportunity and affirmative action, wages, hours of work, and other terms and conditions of employment are in compliance in all material respects with applicable laws, orders, regulations, and ordinances governing employment and terms and conditions of employment.

                 4.19.2 Record of Payments. There are no existing or outstanding obligations of FNBC or any of FNBC's Subsidiaries, whether arising by operation of law, civil or common, by contract, or by past custom, for Employment-Related Payments (as defined in Section 4.19.3 (Employment-Related Payments)) to trusts or other funds or to any governmental agency or to any present or former director, officer, employee, or agent (or his or her heirs, survivors, legatees, or legal representatives) which have not been duly recorded on the books and records of FNBC or FNBC's Subsidiaries and paid when due or duly accrued as a liability, except for obligations to the two officers of the Bank under the First National Bank in Macomb County Supplemental Executive Retirement Plan.

                 4.19.3 "Employment-Related Payments." For purposes of this Plan of Merger, "EMPLOYMENT-RELATED PAYMENTS" include any payment to be made with respect to any contract for employment, unemployment compensation benefits, profit sharing, pension or retirement benefits or social security benefits, or for fringe benefits, including vacation or holiday pay, bonuses and other forms of compensation, or for medical insurance or medical expenses, which are payable to present or former directors, officers, employees, or agents, or their survivors, heirs, legatees, or legal representatives.

                 4.19.4 Employment Claims. There are no disputes, claims, or charges, pending or threatened alleging breach of any express or implied employment contract or commitment, or breach of any applicable law, order, regulation, public policy or ordinance relating to employment or terms and conditions of employment, and there is no basis for any valid claim or charge with regard to such matters.

                 4.19.5 Disclosure of Agreements. There is no written or oral, express or implied:

                          (a) Employment contract or agreement, or guarantee of job security, made with or to any past or present employee of FNBC or any of FNBC's Subsidiaries which is not terminable by FNBC or FNBC's Subsidiaries upon 60 days' or less notice without penalty or obligation;

                          (b) Plan, contract, arrangement, understanding, or practice providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, retirement benefits of the type described in Statement of Financial Accounting Standard No. 106, or profit sharing; or

                          (c) Plan, agreement, arrangement, or understanding with respect to payment of medical expenses, insurance (except insurance continuation limited to that required under provisions of the Consolidated Omnibus Budget Reconciliation
                 Act), or other benefits for any former employee or any spouse, child, member of the same household, estate, or survivor of any employee.

         4.20 Employee Benefit Plans. With respect to any Employee Benefit Plan (as defined in Section 3.10 (Employee Benefit Plans)) maintained by or for the benefit of FNBC or any of FNBC's Subsidiaries or to which FNBC or any of FNBC's Subsidiaries have made payments or contributions on behalf of its employees:

                 4.20.1 ERISA Compliance. FNBC and each of FNBC's Subsidiaries, each Employee Benefit Plan, and all trusts created thereunder are in substantial compliance with ERISA, including Sections 601-608 concerning continuation of health care coverage, and all other applicable laws and regulations insofar as such laws and regulations apply to such plans and trusts.

                 4.20.2 Internal Revenue Code Compliance. FNBC and each of FNBC's Subsidiaries, each Employee Benefit Plan which is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code, and all trusts created thereunder are in substantial compliance with the applicable provisions of the Internal Revenue Code, including
         Section 4980B concerning continuation of health care coverage.

                 4.20.3 Prohibited Transactions. No Employee Benefit Plan and no trust created thereunder has been involved, subsequent to June 30, 1974, in any nonexempt "prohibited transaction" as defined in Section 4975 of the Internal Revenue Code and in Sections 406, 407, and 408 of ERISA.

                 4.20.4 Plan Termination. No Employee Benefit Plan which is a qualified plan under Section 401(a) of the Internal Revenue Code and no trust created thereunder has been terminated, partially terminated, curtailed, discontinued, or merged into another plan or trust after January 1, 1985, except in compliance with notice and disclosure to the Internal Revenue Service and the Pension Benefit Guaranty Corporation (the "PBGC"), where applicable, as required by the Internal Revenue Code and ERISA. With respect to each such termination, all termination procedures have been completed and there are no pending or potential liabilities to the PBGC, to the plans, or to participants under such terminated plans. Each such termination, partial termination, curtailment, discontinuance, or consolidation has been ac-companied by the issuance of a current favorable determination letter by the IRS and, where applicable, has been accompanied by plan termination proceedings with and through the PBGC.

                 4.20.5 Multiemployer Plan. No Employee Benefit Plan is a "multiemployer plan" within the meaning of Section 3(37)(A) of ERISA.

                 4.20.6 Defined Benefit Plan. No Employee Benefit Plan in effect as of December 31, 1993, is a "defined benefit plan" within the meaning of Section 3(35) of ERISA.

                 4.20.7 Payment of Contributions. FNBC and each of FNBC's Subsidiaries has made when due all contributions required under any Employee Benefit Plan and under applicable laws and regulations.

                 4.20.8 Payment of Benefits. There are no payments which have become due from any Employee Benefit Plan, the trusts created thereunder, or from FNBC or any of FNBC's Subsidiaries which have not been paid through normal administrative procedures to the plan participants or beneficiaries entitled thereto, except for claims for benefits for which administrative claims procedures under such plan have not been exhausted.

                 4.20.9 Accumulated Funding Deficiency. No Employee Benefit Plan which is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code and no trust created thereunder has incurred, subsequent to June 30, 1974, an "accumulated funding deficiency" as defined in Section 412(a) of the Internal Revenue Code and Section 302 of ERISA (whether or not waived).

                 4.20.10 Filing of Reports. FNBC has filed or caused to be filed, and will continue to file or cause to be filed, in a timely manner all filings pertaining to each Employee Benefit Plan with the IRS, the United States Department of Labor, and the PBGC as prescribed by the Internal Revenue Code or ERISA, or regulations issued thereunder. All such filings, as amended, were complete and accurate in all material respects as of the dates of such filings, and there were no misstatements or omissions in any such filing which, as of the making of this representation and warranty, would be material to the financial condition, net income, business, properties, operations, or prospects of FNBC or any of FNBC's Subsidiaries.

         4.21  Environmental Matters.

                 4.21.1 Hazardous Substances. For purposes of this Plan of Merger, "HAZARDOUS SUBSTANCE" has the meaning set forth in Section 9601 of the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended,

         42 U.S.C.A. Section 9601 et seq. ("CERCLA"), and also includes any substance now or in the future regulated by or subject to any Environmental Law (as defined below) and any other pollutant, contaminant, or waste, including, without limitation, petroleum, asbestos, radon, and polychlorinated biphenyls.

                 4.21.2 Environmental Laws. For purposes of this Plan of Merger, "ENVIRONMENTAL LAWS" means all laws (civil or common), ordinances, rules, regulations, guidelines, and orders that: (i) regulate air, water, soil, or solid waste management, including the generation, release, containment, storage, handling, transportation, disposal, or management of Hazardous Substances; (ii) regulate or prescribe requirements for air, water, or soil quality; (iii) are intended to protect public health or the environment; or (iv) establish liability for the investigation, removal, or cleanup of, or damage caused by, any Hazardous Substance.

                 4.21.3 Owned or Operated Property. With respect to: (i) the real estate owned or leased by FNBC or any of FNBC's Subsidiaries or used in the conduct of their businesses; (ii) other real estate owned by the Bank; (iii) real estate held and administered in trust by the Bank; and (iv) to FNBC's knowledge, any real estate formerly owned or leased by FNBC or any of FNBC's Subsidiaries (for purposes of this Section, properties described in any of (i) through (iv) are collectively referred to as "PREMISES"):

                          (a) Construction and Content. None of the Premises is constructed of, or contains as a component part, any material which (either in its present form or as it may reasonably be expected to change through aging or normal use) releases or may release any substance, whether gaseous, liquid, or solid, that is a Hazardous Substance or is known to be (either by single exposure or by repeated or prolonged exposure) injurious or hazardous to the health of persons occupying the Premises. Without limiting the generality of this Section, the Premises are, and during all applicable limitation periods have been, free of asbestos except to the extent properly sealed or encapsulated in compliance with all applicable Environmental Laws and all workplace safety and health laws and regulations.

                          (b) Uses of Premises. No part of the Premises has been used for the generation, manufacture, handling, storage, disposal, or management of Hazardous Substances.

                          (c) Underground Storage Tanks. The Premises do not contain, and have never contained, any underground storage tanks. With respect to any underground storage tank listed in the FNBC Disclosure Statement as an exception to the foregoing, each such underground storage tank presently or previously located on Premises is or has been maintained or removed, as applicable, in compliance with all applicable Environmental Laws, and has not been the source of any release of a Hazardous Substance to the environment which has not been remediated.

                          (d) Absence of Contamination. The Premises do not contain and are not contaminated by any reportable quantity, or any quantity in excess of applicable cleanup standards, of a Hazardous Substance from any source.

                          (e) Environmental Suits and Proceedings. There is no action, suit, investigation, liability, inquiry, or other proceeding, ruling, order, notice of potential liability, or citation involving FNBC or any of FNBC's Subsidiaries pending, threatened, or previously asserted under, or as a result of any actual or alleged failure to comply with any requirement of, any Environmental Law. Without limiting the generality of this Section, there is no basis for any claim against or involving FNBC or any of FNBC's Subsidiaries, or any of their respective properties or assets, under Section 107 of CERCLA or any similar provision of any other Environmental Law.

                 4.21.4 Loan Portfolio. With respect to any real estate securing any outstanding loan or related security interest and any owned real estate acquired in full or partial satisfaction of a debt previously contracted:

                          (a)  Investigation.  FNBC and each of FNBC's
                 Subsidiaries have complied in all material respects with their policies (as such policies may have been in effect from time to time and as disclosed in the FNBC Disclosure Statement), and all applicable laws and regulations, concerning the investigation of each such property to determine whether or not there exists or is reasonably likely to exist any Hazardous Substance on, in, or under such property and whether or not a release of a Hazardous Substance has occurred at or from such property.

                          (b) No Known Contamination. To FNBC's knowledge, no such property contains or is contaminated by any quantity of any Hazardous Substance from any source.

         4.22 Duties as Fiduciary. The Bank has performed all of its duties in any capacity as trustee, executor, administrator, registrar, guardian, custodian, escrow agent, receiver, or other fiduciary in a fashion that complies in all material respects with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards, the violation of which would be material to its business, income, or financial condition.

         4.23 Investment Bankers and Brokers. FNBC has employed the investment banking firm of M. A. Schapiro & Co., Inc. FNBC's only financial obligation with respect to invest-ment banking firms is the payment of fees and expenses as described in the FNBC Disclosure Statement. FNBC has not employed any other broker, finder, or investment banker in connection with the Merger. FNBC has no express or implied agreement with any other person or company relative to any commission or finder's fee payable with respect to the Merger.

         4.24 Related Persons. For purposes of this Plan of Merger, the term "FNBC RELATED PERSON" shall mean any director or executive officer of FNBC or any of FNBC's Subsidiaries, their spouses and children, any person who is a member of the same household as such persons, and any corporation, partnership, proprietorship, trust, or other entity of which any such persons, alone or together, have Control.

                 4.24.1 Control of Material Assets. Other than in a capacity as a shareholder, director, or executive officer of FNBC or any of FNBC's Subsidiaries, no FNBC Related Person owns or controls any material assets or properties which are used in the business of FNBC or any of FNBC's Subsidiaries.

                 4.24.2 Contractual Relationships. Other than ordinary and customary banking relationships, no FNBC Related Person has any contractual relationship with FNBC or any of FNBC's Subsidiaries.

                 4.24.3 Loan Relationships. No FNBC Related Person has any outstanding loan or loan commitment from, or on whose behalf an irrevocable letter of credit has been issued by, FNBC or any of FNBC's Subsidiaries in a principal amount of $50,000 or more.

         4.25 Change in Business Relationships. Neither FNBC nor any of FNBC's Subsidiaries has notice, whether on account of the Merger or otherwise, that (i) any customer, agent, representative, or supplier of FNBC or any of FNBC's Subsidiaries intends to discontinue, diminish, or change its relationship with FNBC or any of FNBC's Subsidiaries, the effect of which would be material to the business of FNBC or any of FNBC's Subsidiaries; or (ii) any executive officer of FNBC or any of FNBC's Subsidiaries intends to terminate his or her employment.

         4.26 Insurance. The FNBC Disclosure Statement contains true copies of each policy of insurance presently in force with respect to the assets, properties, premises, operations, and personnel of FNBC and each of FNBC's Subsidiaries. FNBC and each of FNBC's Subsidiaries maintains in full force and effect insurance on its assets, properties, premises, operations, and personnel in such amounts and against such risks and losses as are customary and adequate for comparable entities engaged in the same business and industry. There is no unsatisfied claim of $25,000 or more under such insurance as to which the insurance carrier has denied liability. During the last five years, no insurance company has canceled or refused to renew a policy of insurance covering FNBC's or any of FNBC's Subsidiaries' assets, properties, premises, operations, or personnel.

         4.27 Books and Records. The minutes contained in corporate minute books and files of FNBC and each of FNBC's Subsidiaries (since it was acquired by FNBC) properly and accurately record in all material respects all actions actually taken by its shareholders, directors, and committees of directors.
The books, accounts, and records of FNBC and each of FNBC's Subsidiaries reflect only actual transactions and have been maintained in all material respects in the usual and regular manner, in accordance with generally accepted accounting principles consistently applied, and in compliance with all applicable laws and regulations.

         4.28 Loan Guarantees. All guarantees of indebtedness owed to any of FNBC's Subsidiaries, including but not limited to those of the Federal Housing Administration, the Small Business Administration, and other state and federal agencies, are valid and enforceable, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors' rights, and by the exercise of judicial discretion in accordance with general principles applicable to equitable and similar remedies, and except as would not be material to FNBC or any of FNBC's Subsidiaries.

         4.29 Events Since December 31, 1993. Neither FNBC nor any of FNBC's Subsidiaries has, since December 31, 1993:

                 4.29.1 Business in Ordinary Course. Conducted its business other than in the ordinary course, or incurred or become subject to any liability or obligation, except liabilities incurred in the ordinary course of business, and except for any single liability or for the aggregate of any group of related liabilities which do not exceed $50,000.

                 4.29.2 Strikes or Labor Trouble. Experienced or, to the best knowledge of FNBC, been threatened by any strike, work stoppage, organizational effort, or other labor trouble, or any other event or condition of any similar character which has been or could reasonably be expected to be materially adverse to the business, income, or financial condition of FNBC or any of FNBC's Subsidiaries.

                 4.29.3 Discharge of Obligations. Discharged or satisfied any lien or encumbrance, or paid any obligation or liability other than those shown on FNBC's December 31, 1993, consolidated financial statements or incurred after that date, other than in the ordinary course of business, except for such liens, encumbrances, liabilities, and obligations that do not in the aggregate exceed $50,000.

                 4.29.4 Mortgage of Assets. Mortgaged, pledged, or subjected to lien, charge, or other encumbrance any of its assets, or sold or transferred any such assets, except in the ordinary course of business, except for such mortgages, pledges, liens, charges, and encumbrances for indebtedness that do not in the aggregate exceed $50,000.

                 4.29.5 Extraordinary Transactions. Entered into any transaction involving more than $50,000 in the aggregate, other than in the ordinary course of business, or incurred any other liabilities, obligations, liens, or encumbrances for indebtedness that in the aggregate exceed $50,000.

                 4.29.6 Contract Amendment or Termination. Made or permitted any amendment or termination of any contract to which it is a party and which is material to the business, income, or financial condition of FNBC or any of FNBC's Subsidiaries, except as expressly provided in this Plan of Merger.

         4.30 Anticipated Changes. No facts or circumstances specific to FNBC and FNBC's Subsidiaries and not applicable to the banking industry in general have been discovered from which it appears that there is a risk that there will occur a materially adverse change in the financial condition, net income, business, properties, operations, or prospects of FNBC or any of FNBC's Subsidiaries.

         4.31 Reserve for Loan Losses. The reserve for loan losses reflected in FNBC's and FNBC's Subsidiaries' audited consolidated financial statements for the period ended December 31, 1993, and Call Reports for the quarters ended March 31, 1994 and June 30, 1994, was adequate to meet all reasonably anticipated loan losses, net of recoveries related to loans previously charged off.

         4.32 Loan Origination and Servicing. In originating, underwriting, servicing, and discharging loans, mortgages, land contracts, and other contractual obligations, either for its own account or for the account of others, the Bank has complied with all applicable terms and conditions of such obligations and with all applicable laws, regulations, rules, contractual requirements, and procedures with respect to such servicing, except for incidents of noncompliance that would not, individually or in the aggregate, have a material effect on the business, income, or financial condition of FNBC or any of FNBC's Subsidiaries.

         4.33 Public Communications; Securities Offering. No annual report, quarterly report, proxy material, press release, or other communication previously sent or released by FNBC or any of FNBC's Subsidiaries to FNBC's stockholders or the public since January 1, 1991, was false or misleading with respect to any material fact, or omitted to state any material fact necessary to make the statements therein not misleading.

         4.34 No Insider Trading. FNBC has reviewed its stock transfer records since December 31, 1993, and has questioned its directors and executive officers concerning known stock transfers since that date. Based upon that investigation, to the best of FNBC's knowledge, no director or officer of FNBC or any of FNBC's Subsidiaries and no person related to any such director or officer by blood or marriage and residing in the same household has since December 31, 1993, purchased or sold, or caused to be purchased or sold, any shares of FNBC Common Stock of which such director, officer, or related person is or was the record or beneficial owner as determined according to Rule 13d-3 issued under the Securities Exchange Act of 1934, as amended (the "SECURITIES EXCHANGE ACT"), during any period when FNBC was in possession of material nonpublic information.

         4.35 Continuity of Interest. To the best of FNBC's knowledge, there is no plan or intention by the stockholders of FNBC who own FNBC Common Stock to sell, exchange, or otherwise dispose of a number of shares of Old Kent Common Stock received in the transaction that would reduce the FNBC stockholders' ownership of Old Kent Common Stock to a number of shares having a value, as of the Effective Time of the Merger, of less than 50 percent of the value of all of the formerly outstanding FNBC Common Stock as of the same time. For purposes of this representation, shares of FNBC Common Stock exchanged for cash in lieu of fractional shares will be treated as outstanding FNBC Common Stock at the Effective Time of the Merger. Shares of FNBC Common Stock and shares of Old Kent Common Stock held by FNBC stockholders and otherwise sold, redeemed, or disposed of before or after the transaction will be considered in making this representation.

         4.36 Pooling of Interests Accounting Qualification. Neither FNBC nor any of FNBC's Subsidiaries owns any shares of Old Kent Common Stock, any securities convertible into such stock, or any rights to acquire such stock, except for any which may be held in a fiduciary capacity for a customer as to which FNBC or any of FNBC's Subsidiaries has no beneficial interest. Neither FNBC nor any of FNBC's Subsidiaries has during the past 2 years acquired any shares of FNBC Common Stock, any securities convertible into such stock, or any other rights to acquire such stock, except for any which may be held in a fiduciary capacity for a customer as to which FNBC or any of FNBC's Subsidiaries has no beneficial interest, and except as permitted for purposes other than a business combination under the pooling of interests method of accounting, and no more than a normal number of shares have been acquired for such permissible purposes.

         4.37 True and Complete Information. No schedule, statement, list, certificate, or other information furnished or to be furnished by FNBC in connection with this Plan of Merger, including the FNBC Disclosure Statement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

         4.38  Truth and Completeness of Representations and Warranties.

                 4.38.1 True at the Closing. FNBC further warrants that its representations and warranties in this Plan of Merger will be true in all material respects at the Closing. All of such representations and warranties made with respect to specified dates or events shall still be true at the Closing in all material respects with respect to such dates or events.

                 4.38.2 Untrue Representations and Warranties. During the term of this Plan of Merger, if FNBC becomes aware of any facts or of the occurrence or impending occurrence of any event which would cause one or more of FNBC's representations and warranties contained in this Plan of Merger to become untrue, or would have caused one or more of such representations and warranties (except in the case of representations and warranties expressly made only as of the execution of this Plan of Merger) to be untrue had such facts been known or had such event occurred prior to the execution of this Plan of Merger, then:

                          (a) Notice. FNBC shall immediately give detailed written notice thereof to Old Kent; and

                          (b) Remedy Unless Waived. FNBC shall use all reasonable efforts to change such facts or events to make such representations and warranties true, unless the same shall have been waived in writing by Old Kent.


                                   ARTICLE V

                               CERTAIN COVENANTS

         5.1 FNBC Disclosure Statement. FNBC shall prepare the FNBC Disclosure Statement, which shall be certified with respect to Section 4.37 (True and Complete Information) on behalf of FNBC by its chief executive officer and its chief financial officer, and shall deliver two copies of the FNBC Disclosure Statement to Old Kent not later than 30 days after the execution of this Plan of Merger. The FNBC Disclosure Statement shall contain appropriate references and cross-references with respect to disclosures, and appropriate identifying markings with respect to documents, which pertain to one or more sections or articles of this Plan of Merger. In addition to any exceptions to FNBC's representations set forth in Article IV, the FNBC Disclosure Statement shall contain true and correct copies of each and every document specified below. Not less than 5 days prior to the Closing, FNBC shall deliver to Old Kent an update to the FNBC Disclosure Statement describing any material changes and containing any new or amended documents, as specified below, which are not contained in the FNBC Disclosure Statement as initially delivered. The update to the FNBC Disclosure Statement shall be certified with respect to Section 4.37 (True and Complete Information) on behalf of FNBC by its chief executive officer and its chief financial officer. The FNBC Disclosure Statement and the update, as of the dates they are delivered, shall contain:

                 5.1.1 Compensation Plans. All plans, policies or contracts providing for bonuses, pensions, all sales commission schedules, options, stock purchases, deferred compensation, severance or termination pay, retirement payments, profit sharing, or retirement savings, any summary plan description relating thereto, and, to the extent applicable, the last two annual reports on Form 5500 for each such plan or contract.

                 5.1.2 Labor Agreements. All collective bargaining or other contracts or agreements with any labor union or employee group concerning employees of FNBC or any of FNBC's Subsidiaries.

                 5.1.3 Employment Agreements. All employment agreements not terminable by FNBC or any of FNBC's Subsidiaries upon 60 days' or less notice without penalty or obligation.

                 5.1.4 Affirmative Action Programs. All affirmative action plans or programs covering employees of FNBC or any of FNBC's Subsidiaries.

                 5.1.5 Employment Policies. All employee handbooks, policy manuals, rules and standards of employment promulgated by FNBC or any of FNBC's Subsidiaries with regard to their employees and presently in effect.

                 5.1.6 Judgments, Orders or Settlement Agreements. All judgments, orders, injunctions, court decrees or settlement agreements arising out of or relating to the labor and employment practices or decisions of FNBC or any of FNBC's Subsidiaries which, by their terms, continue to bind or affect FNBC or any of FNBC's Subsidiaries.

                 5.1.7 Defaulted Contracts. Excepting any ordinary and customary banking relationship, all material agreements, contracts, mortgages, deeds of trust, leases, commitments, indentures, notes, or other instruments:

                          (a) Under which FNBC or any of FNBC's Subsidiaries is in material default; or

                          (b) Under which, to the best of FNBC's knowledge, another party is in material default under its obligations to FNBC or any of FNBC's Subsidiaries.

                 5.1.8 Loan Delinquencies. A list of loans or extensions of credit on the books of the Bank with a principal balance of $50,000 or more and which are more than 60 days contractually delinquent.

                 5.1.9 Letters of Credit and Loan Contingencies. A listing of all letters of credit and obligations to make loans or extend credit which any of FNBC's Subsidiaries cannot reject or terminate without advance notice or penalty in its sole discretion, and upon which any of FNBC's Subsidiaries may be or may become liable without action or omission of any of FNBC's Subsidiaries after the Closing, identifying and describing such letters of credit and obligations in reasonable detail and excepting (if FNBC chooses to except them) any such letter of credit or obligation with respect to which FNBC's Subsidiaries' obligation does not exceed $50,000.

                 5.1.10 Related Person Contracts. All agreements, contracts, mortgages, deeds of trust, leases, commitments, indentures, notes, or other instruments, which are, to the best of FNBC's knowledge, with any FNBC Related Person, excepting any ordinary and customary banking relationship.

                 5.1.11 Related Person Loans. A list of all outstanding loans or loan commitments from, and all irrevocable letters of credit issued by, FNBC or any of FNBC's Subsidiaries in a principal amount of $50,000 or more to any FNBC Related Person.

                 5.1.12 Retired Employee Expenses. All plans, agreements, arrangements, or understandings concerning payment of medical expenses, insurance, or other benefits with respect to any former employee, or any spouse or child, member of the same household, estate, or survivor of a former employee.

                 5.1.13 Deeds and Titles. All deeds, titles, or other evidences of title to real estate, as well as copies, to the extent in the possession of FNBC or any of FNBC's Subsidiaries, of all surveys, abstracts, and environmental assessments thereof and title insurance policies relating thereto, and complete and correct lists of each and every item of personal property which had a book value in excess of $50,000 as of December 31, 1993, reflected in the books and records of FNBC or any of FNBC's Subsidiaries as being owned (including those reflected in the consolidated balance sheet of FNBC and FNBC's Subsidiaries as of December 31, 1993), except as since disposed of in the ordinary course of business.

                 5.1.14 Lease Agreements. All leases or other agreements pursuant to which FNBC or any of FNBC's Subsidiaries, as lessee or lessor, lease real or personal property, excepting any lease as to personal property under which the aggregate lease payments with respect to that lease do not exceed $50,000 during any year or $250,000 in the aggregate.

                 5.1.15  Other Agreements.

                          (a) All contracts or agreements to which FNBC or any of FNBC's Subsidiaries is a party or subject which call for aggregate payments in excess of $50,000 with respect to individual items or individual agreements, excepting any ordinary and customary banking relationship.

                          (b)  All data processing agreements, service
                 agreements, consulting agreements, or any similar arrangements not terminable by FNBC or any of

                 FNBC's Subsidiaries upon 60 days' or less notice without penalty, excepting any agreement which does not require aggregate payments in excess of $50,000.

                          (c) All contracts or agreements, whether existing or proposed, for the purchase of equipment, supplies, other personal or real property, or services which call for aggregate payments in excess of $50,000.

                          (d) All loan servicing agreements pursuant to which FNBC or any of FNBC's Subsidiaries services loans for others.

                          (e) All mortgage forward commitments and similar agreements pursuant to which FNBC or any of FNBC's Subsidiaries sells to others mortgages which it originates.

                          (f) All interest rate swap agreements and other agreements relating to hedging interest rate risks.

                 5.1.16 Insurance Policies. All policies of insurance maintained by FNBC or any of FNBC's Subsidiaries with respect to assets, properties, premises, operations, and personnel, and copies of the most recent insurance audit, review, or report (if any).

                 5.1.17 Charter Documents and Bylaws. The certificate of incorporation or articles of incorporation, as the case may be, and bylaws of FNBC and each of FNBC's Subsidiaries, including all amendments to date.

                 5.1.18 Stockholder List. A stockholder list as of the most recent date available identifying each stockholder, indicating the number of shares held, and providing the stockholder's record address.

                 5.1.19 Employee Benefit Plans. All Employee Benefit Plans, including amendments, the latest determination letter issued by the IRS with respect to each Employee Benefit Plan which is a qualified plan under Section 401(a) of the Internal Revenue Code and any determination letter issued with respect to each amendment to each such Employee Benefit Plan, any summary plan description relating thereto, and all administrative forms for each Employee Benefit Plan.

                 5.1.20 Executive Employment and Compensation. Definitive statements identifying and describing in a summary manner each and every written or oral, express or implied contract, agreement, or arrangement pertaining to the employment or compensation of FNBC's and each of FNBC's Subsidiaries' directors, officers, or employees who in 1993 received, or in 1994 are contractually entitled to receive, aggregate compensation of $50,000 or more. Each definitive statement shall be separately signed and acknowledged as being true, correct, and complete by each such person.

                 5.1.21 Bonus Payments. A list of all bonuses paid to all directors and officers of FNBC and FNBC's Subsidiaries since December 31, 1992, including the amount paid to each recipient, the name of the recipient, and the date of payment.

                 5.1.22 Management Letters. Copies of any letters or memoranda to management or special reports received during each of the last three years by FNBC or any of FNBC's Subsidiaries from FNBC's independent public accountants which set forth criticisms of, or advice, suggestions, or recommendations for improvements in, any aspect of the accounting for or operation of FNBC or any of FNBC's Subsidiaries.

                 5.1.23 Change of Control. Copies of agreements, contracts, loans, mortgages, deeds of trust, leases, commitments, indentures, notes, or other instruments which may be accelerated, terminated, or otherwise materially affected by virtue of the change of control of FNBC upon consummation of the Merger.

                 5.1.24 Long-term Debt. Copies of any loan agreements, notes, indentures, security agreements, mortgages, pledge receipts, guaranties, and related documents with respect to all long-term indebtedness of FNBC or any of FNBC's Subsidiaries.

                 5.1.25 Regulatory Orders. Copies of any order, decree, memorandum, agreement, or understanding with regulatory agencies binding upon or affecting the operations of FNBC or any of FNBC's Subsidiaries or their respective directors or officers in their capacities as such.

                 5.1.26 Patents, Trademarks, and Copyrights. All trademarks, trade names, service marks, patents, or copyrights, whether or not registered or the subject of an application for registration, which are owned by FNBC or any of FNBC's Subsidiaries or licensed from a third party.

                 5.1.27 Board and Environmental Investigation Policies. Copies of all policies formally adopted by the Board of Directors of FNBC and each of FNBC's Subsidiaries as currently in effect and, with respect to environmental matters, copies of all policies that have been in effect during the last 10 years regarding the performance of environmental investigations of properties accepted as collateral for loans or accepted in trust, including the effective dates of all such policies.

                 5.1.28 Litigation. A list of all suits, actions, and proceedings (legal, administrative, arbitral, or otherwise), and all claims, investigations, and inquiries (by an administrative agency, governmental body, or otherwise) to which FNBC or any of

         FNBC's Subsidiaries, or any of their respective businesses or properties, is a party as plaintiff or defendant or is subject, together with copies of the complaint, answer, and all material motions and orders filed or entered in connection therewith, except for routine collection proceedings filed by FNBC or any of FNBC's Subsidiaries in which no counterclaims have been asserted, and except for garnishment actions.

                 5.1.29 MESC Form 1027. A completed and executed copy of MESC Form 1027, Business Transferor's Notice of Unemployment Tax Liability and Rate.

         5.2 Old Kent Disclosure Statement. Old Kent shall prepare the Old Kent Disclosure Statement, which shall be certified with respect to Section
3.16 (True and Complete Information) on behalf of Old Kent by its chief executive officer and its chief financial officer, and shall deliver two copies of the Old Kent Disclosure Statement to FNBC not later than 30 days after the execution of this Plan of Merger. The Old Kent Disclosure Statement shall contain appropriate references and cross-references with respect to disclosures, and appropriate identifying markings with respect to documents, which pertain to one or more sections or articles of this Plan of Merger. Not less than 5 days prior to the Closing, Old Kent shall deliver to FNBC an update to the Old Kent Disclosure Statement describing any material changes and containing any new or amended documents which are not contained in the Old Kent Disclosure Statement as initially delivered. The update to the Old Kent Disclosure Statement shall be certified with respect to Section 3.16 (True and Complete Information) on behalf of Old Kent by its chief executive officer and its chief financial officer.

         5.3 Conduct of Business Pending the Effective Time of the Merger. From the execution of this Plan of Merger until the Effective Time of the Merger, FNBC agrees that, except as consented to in writing by Old Kent or as otherwise provided in this Plan of Merger, FNBC shall, and it shall cause each of FNBC's Subsidiaries to:

                 5.3.1 Ordinary Course. Conduct its business and manage its property only in the usual, regular, and ordinary course and not otherwise, in substantially the same manner as prior to the execution of this Plan of Merger, and not make any substantial change to its methods of management or operation in respect of such business or property.

                 5.3.2 No Inconsistent Actions. Take no action which would be inconsistent with or contrary to the representations, warranties, and covenants made by FNBC in this Plan of Merger, and take no action which would cause FNBC's representations and warranties to become untrue except as and to the extent required by applicable laws and regulations or regulatory agencies having jurisdiction.

                 5.3.3 Compliance. Comply in all material respects with all laws, regulations, agreements, court orders, and administrative orders applicable to the conduct of its business unless the application of such laws, regulations, or orders is being contested in good faith and Old Kent has been notified of such contest, and except where non-compliance is unintentional and not material to the business, income, or financial condition of FNBC or any of FNBC's Subsidiaries.

                 5.3.4 No Amendments. Make no change in its certificate of incorporation, articles of association, articles of incorporation, or charter, as the case may be, or its bylaws.

                 5.3.5 Books and Records. Maintain its books, accounts, and records in the usual and regular manner, and in material compliance with all applicable laws and accounting standards.

                 5.3.6 No Change in Stock. Except as contemplated by this Plan of Merger, make no change in the number of shares of its capital stock issued and outstanding; grant no warrant, option, or commitment relating to its capital stock; enter into no agreement relating to its capital stock; and issue no securities convertible into its capital stock.

                 5.3.7 Maintenance. Use all reasonable efforts to maintain its property and assets in their present state of repair, order and condition, reasonable wear and tear and damage by fire or other casualty excepted.

                 5.3.8 Preservation of Goodwill. Use all reasonable efforts to preserve its business organization intact, to keep available the services of its present officers and employees, and to preserve the goodwill of its customers and others having business relations with it.

                 5.3.9 Insurance Policies. Use all reasonable efforts to maintain and keep in full force and effect insurance coverage, so long as such insurance is reasonably available, on its assets, properties, premises, operations, and personnel in such amounts, against such risks and losses, and with such self-insurance requirements as are presently in force.

                 5.3.10 Charge-Offs. Charge off loans and maintain its reserve for loan losses, in each case in a manner in conformity with the prior practices of FNBC and each of FNBC's Subsidiaries and applicable industry, regulatory, and accounting standards.

                 5.3.11 Policies and Procedures. Make no material change in any policies and procedures applicable to the conduct of its business, including without limitation any loan and underwriting policies, loan loss and charge-off policies, investment policies, and employment policies, except as and to the extent required by law or regulatory agencies having jurisdiction.

                 5.3.12 New Directors or Officers. Except to reelect persons who are then incumbent officers and directors at annual meetings, not:

                          (a) Increase the number of directors or fill any vacancy on the board of directors; or

                          (b) Elect or appoint any person to an executive office.

                 5.3.13  Compensation and Benefits.

                          (a) Not increase, or agree to increase, the salary, or other compensation payable to, or fringe benefits of, or pay or agree to pay any bonus to, any officer or director, or any other class or group of employees as a class or group, except for (i) increases, agreements or payments which are reasonable in amount and consistent with the prior year and which are announced or made only after first consulting with Old Kent, provided, that bonuses equal in amounts to bonuses paid during 1993 may be paid at the end of 1994 if FNBC's net income for 1994 (without deducting any expenses related to the Merger) is equal to or exceeds FNBC's net income for 1993; and
                 (ii) if and to the extent set forth in the FNBC Disclosure Statement, bonuses that do not in the aggregate exceed $100,000 payable on the date of the Closing to senior officers of FNBC or the Bank who remain in the employ of FNBC or the Bank (as applicable) on the date of the Closing; and

                          (b) Not introduce, change, or agree to introduce or change, any pension, profit-sharing, or employee benefit plan, fringe benefit program, or other plan or program of any kind for the benefit of its employees unless required by law or this Plan of Merger, except for (i) changes that are necessary or advisable, in the opinion of counsel, to maintain any tax qualified status; and (ii) changes to the ESOP and the First National Bank in Macomb County Employee Salary Reduction (401(k)) Plan (the "401(K) PLAN") that are necessary or advisable, in the opinion of counsel, to preserve the exempt status of transactions in such plans under Rule 16b-3 issued under the Securities Exchange Act.

                 5.3.14 New Employment Agreements. Not enter into any employment agreement which is not terminable by FNBC or any of FNBC's Subsidiaries without cost or penalty upon 60 days' or less notice.

                 5.3.15 Dividends. With respect to FNBC only, not declare or pay any dividends, nor make any other distribution, in respect of any shares of its capital stock except as permitted by Section 5.4 (Regular Dividends and Compensation Adjustments).

                 5.3.16 Borrowing. Not borrow money except in the ordinary course of business.





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
                 5.3.17 Mortgaging Assets. Not sell, mortgage, pledge, encumber, or otherwise dispose of, or agree to sell, mortgage, pledge, encumber, or otherwise dispose of, any of its property or assets, except in the ordinary course of business, except for property or assets, or any group of related properties or assets, which have a fair market value of less than $50,000.

                 5.3.18 Notice of Actions. Notify Old Kent of the threat or commencement of any action, suit, proceeding, claim, arbitration, or investigation against or relating to: (i) FNBC or any of FNBC's Subsidiaries; (ii) FNBC's or any of FNBC's Subsidiaries' directors, officers, or employees in their capacities as such; (iii) FNBC's or any of FNBC's Subsidiaries' assets, liabilities, businesses, or operations; or (iv) the Merger or this Plan of Merger.

                 5.3.19 Cooperation. Take such reasonable actions as may be necessary to cooperate in effecting the Merger.

                 5.3.20 Large Expenditures. Not pay, agree to pay, or incur any liability, excepting such liabilities which have been accrued on its books as of the execution of this Plan of Merger, for the purchase or lease of any item of real property, fixtures, equipment, or other capital asset in excess of $50,000 individually or in excess of $100,000 in the aggregate with respect to FNBC and all of FNBC's Subsidiaries, excepting pursuant to prior commitments or plans made by FNBC or any of FNBC's Subsidiaries that are disclosed in the FNBC Disclosure Statement.

                 5.3.21 New Service Arrangements. Not enter into, or commit to enter into, any agreement for trust, consulting, professional, data processing, or other services to FNBC or any of FNBC's Subsidiaries which is not terminable by FNBC or any of FNBC's Subsidiaries without penalty upon 60 days' or less notice, except for contracts for services under which the aggregate required payments do not exceed $10,000.

                 5.3.22 Capital Improvements. Not open, enlarge, or materially remodel any bank or other facility, and not lease, purchase, or otherwise acquire any real property for use as a branch bank, or apply for regulatory approval of any new branch bank, excepting pursuant to prior commitments or plans made by FNBC or any of FNBC's Subsidiaries that are disclosed in the FNBC Disclosure Statement.

         5.4 Regular Dividends and Compensation Adjustments. FNBC may declare and pay cash dividends upon Common Stock quarterly at a rate not to exceed $.20 per share in a manner, on dates, and with respect to record dates consistent with its past practice. However, FNBC shall adjust the record date for its regularly scheduled dividend, if any (otherwise permissible under this Section 5.4 (Regular Dividends and Compensation Adjustments)), with respect to the period in which the Effective Time of the Merger occurs if necessary to assure that FNBC stockholders receive one and only one dividend payable in, or with a record date occurring in, the quarter in which the Effective Time of the Merger occurs, whether with respect to FNBC Common Stock or Old Kent Common Stock received in the Merger.

         5.5   Data Processing Arrangements.

                 5.5.1 M & I Agreement. Old Kent and FNBC agree to use all reasonable efforts to negotiate an agreement to terminate the Data Processing Services Agreement dated as of December 31, 1993 (the "M & I AGREEMENT"), between M & I Data Services, Inc. ("M & I"), and the Bank on terms reasonably acceptable to Old Kent and FNBC at the lowest practicable cost and at the earliest practicable time. Any termination agreement may be conditioned upon consummation of the Merger. For the purposes of this Section 5.5 (Data Processing Arrangements) the M & I Agreement shall not be considered to be terminated unless and until Old Kent and FNBC shall have expressly agreed upon the amount of the aggregate combined cost to Old Kent and FNBC in cash, fair market value of contract concessions, and fair market value of other consideration (together, the "TERMINATION COST") to be incurred to terminate the M & I Agreement, or that the Termination Cost is less than $250,000. The Purchase Price Per Share as set forth in Section 2.1.1 (Conversion of FNBC Common Stock) shall be adjusted, depending on the results of such negotiation, if and as set forth below:

                          (a) If the M & I Agreement is terminated on terms reasonably acceptable to both Old Kent and FNBC at a Termination Cost of $250,000 or less, then there shall be no adjustment to the Purchase Price Per Share on account of the M & I Agreement.

                          (b) If the M & I Agreement is terminated on terms reasonably acceptable to both Old Kent and FNBC at a Termination Cost in excess of $250,000, then the Purchase Price Per Share shall be reduced by the lesser of (i) an amount determined by dividing (x) two-thirds of the difference between the Termination Cost and $250,000, by (y) 2,434,060; or (ii) $.40.

                          (c) If, as of the close of business on the day preceding the date of the Closing, the M & I Agreement has not been terminated on terms reasonably acceptable to both Old Kent and FNBC, then the Purchase Price Per Share shall be reduced by $.40.

                 5.5.2 Other Arrangements. Until the Effective Time of the Merger, FNBC shall advise Old Kent of all anticipated renewals or extensions of existing data processing services agreements with independent vendors. FNBC agrees to cooperate with Old Kent in negotiating with those vendors the length of any extension or renewal term of those agreements, which, unless otherwise agreed with Old Kent, shall not exceed one year from the date of renewal. FNBC agrees to send to each vendor, as and when due, such notices of nonrenewal as may be necessary or appropriate under the terms of the applicable agreements to prevent those agreements from automatically renewing for a term of more than one year from the date of renewal, except as otherwise agreed between FNBC and Old Kent.

         5.6 Affiliates. The FNBC Disclosure Statement and the update to the FNBC Disclosure Statement shall identify every person who may, to FNBC's reasonable knowledge, be deemed to be an "affiliate" of FNBC for purposes of Rule 145 under the Securities Act of 1933, as amended (the "SECURITIES ACT"). FNBC shall cause its counsel to deliver to each person who is identified as an affiliate, on or prior to the Effective Time of the Merger, advice with respect to such person's obligations under the Securities Act and the regulations issued thereunder with respect to disposition of securities of Old Kent. Further, FNBC shall use all reasonable efforts to cause each person who is identified as an affiliate to deliver to Old Kent on or prior to the Effective Time of the Merger a written agreement, satisfactory to Old Kent, that such person shall not offer to sell or otherwise dispose of any shares of Old Kent Common Stock issued to such person pursuant to the Merger in violation of the Securities Act or the regulations thereunder, or prior to publication of financial results of the post-Merger combined operations of Old Kent covering a period of at least 30 days.

         5.7 Maintenance of Insurance. FNBC shall use all reasonable efforts to obtain renewal of the directors' and officers' liability and corporation reimbursement insurance in effect on the execution of this Plan of Merger on terms and conditions reasonably agreeable to FNBC. FNBC shall consult with Old Kent regarding any renewals of, and the premiums to be paid for, such insurance prior to taking any action to renew or terminate such insurance. If FNBC's directors and officers liability insurance policy is canceled or not renewed by the issuer during the term of this Plan of Merger, FNBC shall, at Old Kent's option, purchase the discovery period offered under the policy.

         5.8 Competing Proposals. Neither FNBC nor any of FNBC's Subsidiaries, nor any of their directors, officers, employees, investment bankers, representatives, or agents, shall take any action inconsistent with the intent to consummate the Merger upon the terms and conditions of this Plan of Merger. Without limiting the foregoing:

                 5.8.1 No Solicitation. Neither FNBC nor any of FNBC's Subsidiaries, nor any of their respective directors, officers, employees, investment bankers, representatives, or agents, shall solicit, encourage, or negotiate with any other party, any proposals, offers, or expressions of interest concerning any tender offer, exchange offer, merger, consolidation, sale of shares, sale of assets, or assumption of liabilities not in the ordinary course, or other business combination involving FNBC or any of FNBC's Subsidiaries other than the Merger (a "BUSINESS COMBINATION").

                 5.8.2 Communication of Other Proposals. FNBC shall cause written notice to be delivered to Old Kent promptly upon receipt of any solicitation, offer, proposal, or expression of interest (a "PROPOSAL") concerning a Business Combination. Such notice shall contain the material terms and conditions of the Proposal to which such notice relates or shall contain a copy of FNBC's unequivocal rejection of the Proposal in the form actually delivered to the person from whom the Proposal was received. Thereafter, FNBC shall promptly notify Old Kent of any material changes in the terms, conditions, and status of any Proposal.

                 5.8.3 Furnishing Information. Neither FNBC nor any of FNBC's Subsidiaries, nor any of their respective directors, officers, employees, investment bankers, representatives, or agents, shall furnish any nonpublic information concerning FNBC or any of FNBC's Subsidiaries to any person who is not affiliated or under contract with FNBC or Old Kent, except as required by applicable law or regulations.

         5.9 Redemption of Rights. The Board of Directors of FNBC shall take all action necessary to redeem the FNBC Rights outstanding under the FNBC Rights Agreement at a redemption price of $.01 per FNBC Right in cash, which redemption shall become effective immediately prior to the Effective Time of the Merger. Following such redemption, FNBC shall have no obligation under the FNBC Rights or the FNBC Rights Agreement and the holders shall have no rights under the FNBC Rights or the FNBC Rights Agreement following such time, except, in each case, with respect to the payment of the redemption price.

         5.10 Insurance Company. Notwithstanding any other provision of this Plan of Merger, FNBC may liquidate or sell the Insurance Company for a price not less than the stockholders' equity of the Insurance Company or such other price to which Old Kent may reasonably agree.


                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

         6.1 Registration Statement. As soon as is reasonably practical, Old Kent agrees to prepare and file with the SEC under the Securities Act the Registration Statement and the related Prospectus and Proxy Statement included as a part thereof covering the issuance by Old Kent of the shares of Old Kent Common Stock as contemplated by this Plan of Merger, together with such amendments as may reasonably be required for the Registration Statement to become effective. Old Kent agrees to provide FNBC with the opportunity to review and comment upon the Registration Statement, each amendment to the Registration Statement, and each form of the Prospectus and Proxy Statement before filing. Old Kent will make such amendments and file such supplements thereto as FNBC may reasonably request. Old

Kent agrees to provide FNBC with copies of all correspondence received from the SEC with respect to the Registration Statement and its amendments and with all responsive correspondence to the SEC. Old Kent agrees to notify FNBC of any stop orders or threatened stop orders with respect to the Registration Statement. FNBC agrees to provide all necessary information pertaining to FNBC and FNBC's Subsidiaries promptly upon request, and to use its best efforts to obtain the cooperation of FNBC's independent accountants and attorneys, in connection with the preparation of the Registration Statement.

         6.2 Other Filings. Old Kent agrees to prepare and file, as soon as is reasonably practical, with the Federal Reserve Board, the State of Michigan, the State of Delaware, the State of Arizona, and other regulatory agencies all documents in connection with the transactions contemplated by this Plan of Merger. Old Kent agrees to provide FNBC with the opportunity to review and comment upon such documents before filing and to make such amendments and file such supplements thereto as FNBC may reasonably request. Old Kent shall provide FNBC with copies of all correspondence received from these agencies and all responsive correspondence sent to these agencies.

         6.3 Press Releases. FNBC and Old Kent shall consult with each other with respect to the form and substance of any press release, Form 8-K, or other public disclosure of matters related to this Plan of Merger.

         6.4 Indemnification. Old Kent acknowledges that any and all rights to indemnification now existing in favor of the employees, agents, directors and officers of FNBC and each of FNBC's Subsidiaries under their respective certificates or articles of incorporation, charters, articles of association or bylaws shall survive the Merger and shall continue with respect to acts or omissions occurring prior to the Effective Time of the Merger with the same force and effect as prior to the Effective Time of the Merger. In the event of any claim or litigation giving rise to such indemnification, Old Kent will provide the indemnified party with access to and the right to copy all documents and other information reasonably required for the defense of the litigation, subject to reasonable precautions to prevent inappropriate use or disclosure of such documents and information, and will reasonably cooperate in the defense of such litigation.

         6.5 Miscellaneous Agreements and Consents. Subject to the terms and conditions of this Plan of Merger, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Plan of Merger. Old Kent and FNBC will use all reasonable efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the Merger.

         6.6 Stock Options. Before the Effective Time of the Merger, FNBC will amend, if necessary and subject to employee consent, the terms of all of its outstanding employee stock options identified in Section 4.4.2 (No Other Capital Stock) so that they will become, if and when the Merger becomes effective, options to acquire, for an equivalent price, the number of shares of Old Kent Common Stock that would have been acquired if the options to acquire FNBC Common Stock had been exercised immediately prior to the Effective Time of the Merger. At the Closing, Old Kent will grant to each non-employee director of FNBC then serving on FNBC's Board of Directors replacement options to purchase, for an equivalent price and subject to the same vesting requirements with respect to service as a director of the Bank or as a director or advisory director of any successor to the Bank, the number of shares of Old Kent Common Stock that would have been acquired if his or her options to acquire FNBC Common Stock (including shares as to which his or her options are not then vested) had been exercised immediately prior to the Effective Time of the Merger, in consideration for the written waiver executed by each such non-employee director of FNBC of any rights that he or she may have under then outstanding options issued by FNBC to purchase shares of FNBC Common Stock. The options shall in all other respects contain substantially the same terms and conditions as they do presently. Old Kent agrees to honor the options according to their terms and to register the options and the shares acquired upon their exercise with the SEC on Form S-8, if and to the extent that they are eligible for registration under that form.


         6.7 ESOP. The ESOP shall be terminated effective as of the Closing. Prior to its termination, the ESOP shall be amended to provide that no employees of Old Kent shall be eligible to participate, that there shall be no new participants in the plan on or after the Closing, that upon termination the Trustee shall pay off the outstanding balance owed by the ESOP under the Bank Stock Loan Agreement dated as of June 7, 1994, between the ESOP, FNBC, and Bankers' Bank of Illinois (the "BANK STOCK LOAN AGREEMENT"), and that any assets left in the suspense account after repayment of the loan will be allocated among the participants of the ESOP in accordance with the terms of the ESOP in a manner consistent with the Internal Revenue Code. Upon receipt of a favorable IRS determination letter with respect to the termination, the participants in the ESOP will have the option to transfer or roll over their ESOP accounts into the Old Kent Thrift Plan.

         6.8 Exchange of Financial Information. Subject to Section 6.9 (Investigation):

                 6.8.1 Quarterly Information. FNBC and Old Kent shall each, as promptly as practicable, deliver to the other copies of each quarterly consolidated financial statement prepared for distribution to stockholders or shareholders, respectively, after the date of this Plan of Merger.

                 6.8.2 FNBC Information. After the execution of this Plan of Merger until the Effective Time of the Merger, FNBC shall promptly deliver to Old Kent copies of:

                          (a) Each monthly internal financial report prepared with respect to FNBC and each of FNBC's Subsidiaries on a consolidated or unconsolidated basis. FNBC represents and warrants that such information shall be consistent with the fundamental information as used for internal purposes by FNBC in the management of its consolidated business; and

                          (b) Each financial report or statement submitted to regulatory authorities for FNBC and each of FNBC's Subsidiaries.

                 6.8.3 SEC Filings. After the execution of this Plan of Merger until the Effective Time of the Merger, Old Kent and FNBC shall each promptly deliver to the other copies of all reports on Form 10-K and Form 10-Q, and all other reports filed with the SEC.

         6.9   Investigation.

                 6.9.1 Old Kent's Access to Information. For the purpose of permitting an examination of FNBC by such of Old Kent's officers, attorneys, accountants, and representatives as have a "need to know" for the purposes of Old Kent's evaluation of the Merger, provided that Old Kent shall cause such parties to agree to maintain the confidentiality of the information as provided in this Plan of Merger, while this Plan of Merger is in effect, FNBC shall:

                          (a)  Permit, and shall cause each of FNBC's
                 Subsidiaries to permit, full access to their respective properties, books, and records at reasonable times;

                          (b) Use reasonable efforts to cause its and each of FNBC's Subsidiaries' officers, directors, employees, accountants, and attorneys to cooperate fully, for the purpose of permitting a complete and detailed examination of such matters by Old Kent's officers, attorneys, accountants, and representatives; and

                          (c)  Furnish to Old Kent, upon request, any
                 information reasonably requested respecting its and each of FNBC's Subsidiaries' properties, assets, business, and affairs.

                 6.9.2 Consent to Disclose. Old Kent acknowledges that certain information may not be disclosed by FNBC or FNBC's Subsidiaries without the prior written consent of persons not affiliated with FNBC or any of FNBC's Subsidiaries. If such information is requested by Old Kent, then FNBC shall use, or cause each of FNBC's Subsidiaries to use, reasonable efforts to obtain such prior consent and shall not be required to disclose such information unless and until such prior consent has been obtained.

                 6.9.3 FNBC's Access to Information. For the purpose of permitting an examination of Old Kent by such of FNBC's officers, attorneys, accountants, and representatives as have a "need to know" for the purposes of FNBC's evaluation of the Merger, provided that FNBC shall cause such parties to agree to maintain the confidentiality of the information as provided in this Plan of Merger, while this Plan of Merger is in effect, Old Kent shall:

                          (a) Permit reasonable access to its properties, books, and records at reasonable times;

                          (b) Use reasonable efforts to cause its officers, directors, employees, accountants, and attorneys to cooperate fully; and

                          (c) Furnish to FNBC, upon request, any information reasonably requested respecting its properties, assets, business, and affairs.

                 6.9.4 Confidentiality. Except as provided in Section 6.9.6 (Other Information), while this Plan of Merger is in effect and at all times thereafter, Old Kent and FNBC each agree to treat as strictly confidential and agree not to divulge to any other person, natural or corporate (other than employees of, and attorneys, accountants, and financial advisers for, such party who are reasonably believed to have a need for such information in connection with the Merger), and not to make any business use not related to the Merger of, any financial statements, schedules, contracts, agreements, instruments, papers, documents, or other information relating to the other party and the other party's subsidiaries which it may come to know as a direct result of a disclosure by the other party or the other party's subsidiaries, or which may come into its possession directly as a result of and during the course of such investigation.

                 6.9.5 Return of Materials. Upon the termination of this Plan of Merger, Old Kent and FNBC each agree to promptly return to the other party or to destroy all written materials furnished to it by the other party and the other party's subsidiaries, and all notes and summaries of such written materials, in connection with such investigation, including any and all copies of any of the foregoing. Old Kent and FNBC each agree to preserve intact all such materials which are returned to them and to make such materials reasonably available upon request or subpoena for a period of not less than five years from the termination of this Plan of Merger or such longer or shorter period of time as they may mutually agree.

                 6.9.6 Other Information. The provisions of this Section 6.9 (Investigation) shall not preclude Old Kent or FNBC, or their respective subsidiaries, from using or disclosing information which is: (i) readily ascertainable from public information or trade sources; (ii) known by it before the commencement of discussions between the parties or subsequently developed by it or its subsidiaries independent of any investigation under this Plan of Merger or received from a third party not under any obligation to FNBC or Old Kent, or their respective subsidiaries, to keep such information confidential; or (iii) reasonably required to be included in any filing or application required by any governmental or regulatory agency, including without limitation Old Kent's application or applications to the Federal Reserve Board, Old Kent's or FNBC's reports on Form 10-K and Form 10-Q filed with the SEC, and Old Kent's or FNBC's annual report and proxy statement. Old Kent shall permit FNBC to review Old Kent's application or applications to the Federal Reserve Board and the State of Arizona with respect to the purchase of the Insurance Company prior to filing and FNBC may reasonably request that sensitive or competitive information be separately filed as confidential in accordance with instructions, rules, and regulations promulgated by such agencies.

                 6.9.7 Insider Trading. Old Kent and FNBC shall take responsible steps to assure that any person who receives nonpublic information concerning the other party pursuant to this Section 6.9 (Investigation) will not buy or sell, or advise other persons to buy or sell, the other party's stock until such information is disclosed to the public.

         6.10 Environmental Investigation. Old Kent shall engage a mutually acceptable environmental consultant to conduct a preliminary ("PHASE I") environmental assessment of each of the parcels of real estate used in the operation of FNBC's or any of FNBC's Subsidiaries' businesses and, at Old Kent's option, any other real estate owned. FNBC and FNBC's Subsidiaries shall provide reasonable assistance, including site access, to the consultant for purposes of conducting the Phase I assessments. The fees and expenses of the consultant with respect to the Phase I assessments shall be paid by Old Kent. The consultant shall complete and deliver a report of the Phase I assessments not later than 60 days after the date of this Plan of Merger. Old Kent shall have a period of 20 business days from the date it receives the report of the consultant to consider the report and to notify FNBC in writing if any environmental conditions are found or indicated by the report which may be contrary to the representations and warranties set forth in Section 4.21 (Environmental Matters), without regard to any exceptions that may be contained in the FNBC Disclosure Statement. With respect to any conditions identified by Old Kent in its notice to FNBC, Old Kent shall obtain from one or more mutually acceptable consultants or contractors, as appropriate, an estimate of the cost of any further environmental investigation, sampling, analysis, remediation, or other follow-up work that may be necessary to address those conditions in accordance with applicable Environmental Laws. Old Kent shall forward copies of any such estimates to FNBC upon receipt.

                 6.10.1 Mutual Agreement. Upon receipt of the estimate of the costs of all follow-up work to the Phase I assessments, the parties shall have a period of 30 days in which they shall attempt to agree upon a course of action for further investigation and remediation of any environmental condition found to exist or indicated by the report of the consultant. All work plans for any post-Phase I assessment activities, or any removal or remediation actions that may be performed, shall be mutually satisfactory to Old Kent and FNBC. If the work plans or removal or remediation actions would entail a material cost to complete, Old Kent and FNBC shall discuss a mutually acceptable modification to this Plan of Merger. Old Kent and FNBC shall cooperate in the review, approval, and implementation of all work plans. The Board of Directors of FNBC may, at its option, extend the period of time set forth in this
         Section 6.10.1 (Mutual Agreement) for the parties to attempt to agree upon a course of action and/or discuss a mutually acceptable modification to this Plan of Merger.

                 6.10.2 Old Kent's Right to Abandon. If the parties are unable to agree upon a course of action for further investigation and remediation of an environmental condition or issue raised by an environmental assessment and/or a mutually acceptable modification to this Plan of Merger, and the condition or issue is not one for which it can be determined to a reasonable degree of certainty that the risk and expense to which Old Kent and its subsidiaries would be subject as an owner or operator of the property involved can be quantified and limited to an immaterial amount, then Old Kent may abandon this Plan of Merger at any time during such 30-day period or any extension thereof pursuant to Section 9.2.10 (Environmental Conditions).

         6.11 Pooling Qualification. Old Kent and FNBC each agree that, except as expressly provided in this Plan of Merger, while this Plan of Merger is in effect, it shall not take or fail to take, or cause to be taken or fail to cause to be taken, any action if the result would be to present a material risk that the Merger would become disqualified for the pooling of interests method of accounting by Old Kent, including without limitation:

                 6.11.1 No Stock Purchases. Neither Old Kent nor any of Old Kent's subsidiaries, nor FNBC nor any of FNBC's Subsidiaries, respectively, shall acquire any shares of Old Kent Common Stock, FNBC Common Stock, any securities convertible into such stock or any other rights to acquire such stock, except in a fiduciary capacity for a customer as to which it has no beneficial interest, and except as permitted for purposes other than a business combination under the pooling of interests method of accounting and provided that no more than a permitted number of shares have been acquired for such permissible purposes; and

                 6.11.2 No Change of Equity Interest. Neither Old Kent nor FNBC, respectively, shall in any manner change the equity interest of Old Kent Common Stock or FNBC Common Stock, respectively, between the date of this Plan of Merger and the consummation of the Merger, including without limitation distributions (other than ordinary and customary cash dividends) to shareholders and stockholders and additional issuances, exchanges, and retirements of securities.





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
                                  ARTICLE VII

                 CONDITIONS PRECEDENT TO OLD KENT'S OBLIGATIONS

                 All obligations of Old Kent under this Plan of Merger are subject to the fulfillment (or waiver in writing by a duly authorized officer of Old Kent), prior to or at the Closing, of each of the following conditions:

         7.1   Renewal of Representations and Warranties, Etc.

                 7.1.1 Representations and Warranties. FNBC's representations and warranties shall then be true in all material respects or, if one or more representations or warranties shall then be untrue, the cumulative effect of all untrue representations and warranties shall not then be material relative to the business, income, or financial condition of FNBC and FNBC's Subsidiaries on a consolidated basis.
         For purposes of this Section 7.1.1 (Representations and Warranties), representations and warranties made with respect to specified dates or events need only to have been true in all material respects as of such dates or events. Any representation or warranty which becomes untrue because of any change intended by this Plan of Merger shall not be considered to be a breach of this Plan of Merger because of such change.

                 7.1.2 Compliance with Agreements. FNBC and FNBC's Subsidiaries shall have performed and complied with all agreements, conditions, and covenants required by this Plan of Merger to be performed or complied with by FNBC and FNBC's Subsidiaries prior to or at the Closing in all material respects.

                 7.1.3 Certificates. Compliance with Sections 7.1.1 (Representations and Warranties) and 7.1.2 (Compliance with Agreements) shall be evidenced by one or more certificates signed by appropriate officers of FNBC and, with respect to agreements, conditions, and covenants pertaining to FNBC's Subsidiaries, by appropriate officers of FNBC's Subsidiaries, dated as of the date of the Closing, certifying the foregoing in such detail as Old Kent may reasonably request, describing any exceptions to such compliance in such certificates.

         7.2 Opinion of Legal Counsel. FNBC shall have delivered to Old Kent an opinion of Dickinson, Wright, Moon, Van Dusen & Freeman, counsel for FNBC, or, as to matters concerning the laws of the State of Arizona, other counsel reasonably satisfactory to Old Kent, dated as of the date of the Closing and reasonably satisfactory to counsel for Old Kent, substantially to the effect that:

                 7.2.1 Due Authorization. This Plan of Merger, the execution, delivery, and performance of this Plan of Merger, and the consummation of the Merger as provided





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
         herein by FNBC have been duly authorized, approved, and adopted by all requisite action of FNBC's Board of Directors and its stockholders.

                 7.2.2 Organization. FNBC is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware. FNBC is duly qualified to do business in, and is in good standing with, the State of Michigan as a foreign corporation. To the best of counsel's knowledge, FNBC is not required to be qualified in
         any other state.   FNBC is a bank holding company registered as such
         with the Federal Reserve Board, and such registration is in full force and effect.

                 7.2.3 Capital Stock. The authorized capital stock of FNBC as of the close of business on the day preceding the Closing consists of 10,000,000 shares divided into two classes as follows:

                          (a) 8,000,000 shares of common stock, $3.125 par value, of which the number of shares specified in the opinion are then legally issued and outstanding, and non-assessable; and

                          (b) 2,000,000 shares of preferred stock, $.01 par value, none of which are issued and outstanding.

                 7.2.4 Issuance of Shares. Except as disclosed in such opinion, to counsel's knowledge:

                          (a) Since the date and time of the execution of this Plan of Merger, no additional shares of capital stock have been authorized for issuance or issued by FNBC.

                          (b) There are no other outstanding subscriptions, options, warrants, rights to acquire any capital stock of FNBC, or agreements to which FNBC is a party or by which it is bound to issue capital stock, except as set forth in the FNBC Disclosure Statement or in such opinion.

                 7.2.5 Organization of Subsidiaries. First National Bank in Macomb County and Bankers Fund Life Insurance Company are each duly incorporated, validly existing, and in good standing under the laws of the United States of America and the State of Arizona, respectively. Each of FNBC's Subsidiaries possesses all corporate authority to conduct and carry on its business, substantially where and as it conducts it, under all applicable federal and state laws. Each of FNBC's Subsidiaries is qualified or admitted to conduct its business in the State of Michigan. To the best of counsel's knowledge, neither of FNBC's Subsidiaries is required to be qualified in any other state.





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
                 7.2.6 Ownership of Subsidiaries. FNBC owns all of the issued and outstanding shares of capital stock of First National Bank in Macomb County and Bankers Fund Life Insurance Company, free and clear of all perfected security interests. To the best of counsel's knowledge, FNBC does not have Control, either directly or indirectly, of any corporation engaged in an active trade or business or which holds any significant assets other than as stated in this Section
         7.2.6. To the best of counsel's knowledge, there are no outstanding subscriptions, options, warrants, or rights to acquire any capital stock of FNBC's Subsidiaries, or agreements to which FNBC or any of FNBC's Subsidiaries is a party or by which it is bound to issue capital stock of any of FNBC's Subsidiaries.

                 7.2.7 Valid and Binding. This Plan of Merger constitutes the valid and binding obligation of FNBC, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors' rights, and by the exercise of judicial discretion in accordance with general principles applicable to equitable and similar remedies.

                 7.2.8 All Approvals Received. To the best of counsel's knowledge, all approvals, consents, authorizations, or modifications as may be required to permit the performance by FNBC of its obligations under this Plan of Merger have been obtained, except as may be required to comply with the registration or qualification requirements of the blue sky laws of any state with respect to (i) the issuance of Old Kent Common Stock pursuant to this Plan of Merger; and
         (ii) the registration or qualification of securities brokers, dealers, or agents.

                 7.2.9 All Actions Taken. All other actions and proceedings required by law or, to the best of counsel's knowledge, this Plan of Merger to be taken by FNBC and FNBC's Subsidiaries at or prior to the Closing in connection with this Plan of Merger have been duly and validly taken.

                 7.2.10 No Conflict, Breach, or Violation. The execution, delivery, and performance of this Plan of Merger by FNBC, and the consummation by FNBC of the transactions contemplated by this Plan of Merger, will not, except as disclosed in such opinion, conflict with or result in any breach or violation of, or default under (i) any provision of the Certificate of Incorporation or Bylaws of FNBC; (ii) any statute, code, ordinance, rule, or regulation; (iii) to the best of counsel's knowledge, any judgment, order, writ, arbitral award, decree, or injunction applicable to FNBC or any of FNBC's Subsidiaries; or (iv) to the best of counsel's knowledge, any mortgage, agreement, lease, commitment, indenture, or other instrument applicable to FNBC or any of FNBC's Subsidiaries which has been provided to counsel in connection with this Plan of Merger. All consents and approvals of the transactions contemplated by this Plan of Merger which, to the best of counsel's knowledge, are required from any person pursuant to any contract or agreement to which FNBC or any of FNBC's Subsidiaries is a party or subject, or by which FNBC or any of FNBC's Subsidiaries is bound, and which has been provided to counsel in connection with this Plan of Merger, have been obtained, except as disclosed in the FNBC Disclosure Statement or in such opinion.

                 7.2.11 No Litigation. Except as disclosed in the FNBC Disclosure Statement or in such opinion, counsel does not know of any action, suit, proceeding, claim, counterclaim, arbitration, or investigation pending or threatened against or relating to (i) the directors or officers of FNBC or any of FNBC's Subsidiaries in their capacities as such; or (ii) FNBC or FNBC's Subsidiaries, or its or their respective properties or businesses, which challenges the Merger, or which may result in any liability to FNBC or any of FNBC's Subsidiaries which may exceed $100,000 and which would have a material adverse effect on the business, income, or financial condition of FNBC or any of FNBC's Subsidiaries.

                 In rendering its opinion, counsel may rely on certificates of governmental officials and officers of FNBC or FNBC's Subsidiaries, certificates of FNBC's transfer agent, and opinions of other counsel as to the laws of jurisdictions in which counsel is not licensed to practice law, and such other evidence as counsel for FNBC may reasonably deem necessary or desirable. Any certificates (other than those of governmental officials) or legal opinions upon which FNBC's counsel may rely shall also be addressed to Old Kent and Old Kent shall be entitled to rely thereon. As to each matter with respect to which FNBC's counsel relies upon a legal opinion rendered by other counsel, FNBC's counsel shall state that FNBC's counsel has no knowledge of any fact or circumstance that would render such other counsel's opinion incorrect or misleading. In addition, Old Kent may, in its reasonable discretion, require opinions from other legal counsel who have represented FNBC or any of FNBC's Subsidiaries with respect to the matters described in Section
7.2.11 (No Litigation).

         7.3   Required Approvals.  Old Kent shall have received:

                 7.3.1 Regulatory. All such approvals, consents, authorizations, and licenses of all regulatory and other governmental authorities having jurisdiction as may be required to permit the performance by FNBC and Old Kent of their respective obligations under this Plan of Merger and the consummation of the Merger.

                 7.3.2 Stockholder. Evidence reasonably satisfactory to Old Kent of the requisite approval of the stockholders of FNBC of this Plan of Merger and the Merger.

         7.4 Order, Decree, Etc. Neither Old Kent nor FNBC shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

         7.5 Proceedings. There shall not be any action, suit, proceeding, claim, arbitration, or investigation pending or threatened: (i) against or relating to FNBC or any of FNBC's Subsidiaries or its or their respective properties or businesses which may result in any liability to FNBC or any of FNBC's Subsidiaries which could have a material adverse effect on the financial condition, net income, business, properties, operations, or prospects of FNBC and FNBC's Subsidiaries on a consolidated basis; or (ii) which challenges the Merger or this Plan of Merger.

         7.6 Tax Matters. Old Kent shall have received an opinion of its counsel, reasonably satisfactory in form and substance, which Old Kent shall use reasonable efforts to obtain, substantially to the effect that:

                 7.6.1 The Merger of FNBC with and into Old Kent will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and Old Kent and FNBC will each be a "party to a reorganization" within the meaning of Section 368(b) of the Internal Revenue Code.

                 7.6.2 The basis of the FNBC assets in the hands of Old Kent will be the same as the basis of those assets in the hands of FNBC immediately prior to the Merger.

                 7.6.3 No gain or loss will be recognized to Old Kent on the receipt by Old Kent of the assets of FNBC in exchange for Old Kent Common Stock and the assumption by Old Kent of the liabilities of FNBC.

                 7.6.4 The holding period of the assets of FNBC in the hands of Old Kent will include the holding period during which such assets were held by FNBC.

         7.7 Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order.

         7.8 Certificate as to Outstanding Shares. Old Kent shall have received one or more certificates signed by the secretary of FNBC on behalf of FNBC, and by the transfer agent for FNBC Common Stock, certifying (i) the total number of shares of capital stock of FNBC issued and outstanding as of the close of business on the day immediately preceding the Closing; and (ii) with respect to the secretary's certification, the number of shares subject to options to purchase FNBC Common Stock in effect as of the execution of this Plan of Merger and as of the time of the Closing, all in such form as Old Kent may reasonably request.

         7.9 Change of Control Waivers. Old Kent shall have received evidence of the waiver of any material rights and the waiver of the loss of any material rights which may be triggered by the change of control of FNBC upon consummation of the Merger under any agreements, contracts, mortgages, deeds of trust, leases, commitments, indentures, notes, or other instruments described in Section 5.1.23 (Change of Control), all in form and substance reasonably satisfactory to Old Kent, except with respect to rights under the Bank's Supplemental Executive Retirement Plan.

         7.10 Pooling of Interests Accounting. Old Kent shall have received such assurance from Arthur Andersen & Co. as shall be reasonably satisfactory in form and substance to Old Kent, which Old Kent shall use reasonable efforts to obtain, that the Merger will be treated as a pooling of interests for accounting purposes, subject to satisfaction of post-Merger conditions.

         7.11 No Default under Bank Stock Loan Agreement. FNBC shall have obtained and delivered to Old Kent such consents, amendments, or supplemental agreements, all in form and substance reasonably satisfactory to Old Kent, necessary or advisable to confirm that neither the execution of this Plan of Merger nor consummation of the Merger will result in any default, penalty, or acceleration of indebtedness under the Bank Stock Loan Agreement, or any related pledge agreement, security agreement, note, or other agreement.

         7.12 Estoppel Certificates. FNBC shall have obtained and delivered to Old Kent, in form and substance reasonably satisfactory to Old Kent, estoppel certificates from all landlords under leases pursuant to which FNBC or any of FNBC's Subsidiaries leases real property as lessee.


                                  ARTICLE VIII

                   CONDITIONS PRECEDENT TO FNBC'S OBLIGATIONS

                 All obligations of FNBC under this Plan of Merger are subject to the fulfillment (or waiver in writing by a duly authorized officer of FNBC), prior to or at the Closing, of each of the following conditions:

         8.1   Renewal of Representations and Warranties, Etc.

                 8.1.1 Representations and Warranties. Old Kent's representations and warranties shall then be true in all material respects or, if one or more representations or warranties shall then be untrue, the cumulative effect of all untrue representations and warranties shall not then be material to Old Kent and its subsidiaries on a consolidated basis. For purposes of this Section 8.1.1 (Representations and Warranties), representations and warranties made with respect to specified dates or events need only to have been true in all material respects as of such dates or events. Any representation or warranty which becomes untrue because of any change intended by this Plan of





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
         Merger shall not be considered to be a breach of this Plan of Merger because of such change.

                 8.1.2 Compliance with Agreements. Old Kent shall have performed and complied with all agreements, conditions, and covenants required by this Plan of Merger to be performed or complied with by Old Kent prior to or at the Closing in all material respects.

                 8.1.3 Certificates. Compliance with Sections 8.1.1 (Representations and Warranties) and 8.1.2 (Compliance with Agreements) shall be evidenced by one or more certificates signed by appropriate officers of Old Kent, dated as of the date of the Closing, certifying the foregoing in such detail as FNBC may reasonably request, describing any exceptions to such compliance in such certificates.

         8.2 Opinion of Legal Counsel. Old Kent shall have delivered to FNBC an opinion of Warner, Norcross & Judd, counsel for Old Kent, dated as of the date of the Closing and reasonably satisfactory to counsel for FNBC, to the effect that:

                 8.2.1 Due Authorization. This Plan of Merger, the execution, delivery, and performance of this Plan of Merger, and the issuance of shares of Old Kent Common Stock pursuant to this Plan of Merger have been duly authorized, approved, and adopted by all requisite action of Old Kent's Board of Directors.

                 8.2.2 Organization. Old Kent is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Michigan.

                 8.2.3 Capital Stock. The authorized capital stock of Old Kent as of August 19, 1994, consists of 175,000,000 shares divided into two classes as follows:

                          (a) 150,000,000 shares of common stock, $1 par value, of which a total of 40,684,878 shares were legally issued and outstanding; and

                          (b) 25,000,000 shares of preferred stock, without par value, none of which were issued and outstanding.

                 8.2.4 Issuance of Shares. Since August 19, 1994, except as set forth in such opinion, to counsel's knowledge:

                          (a) No additional shares of capital stock have been issued by Old Kent, except for shares issued pursuant to the exercise of employee stock options under employee stock option plans, and except for shares issued in connection with the grant or sale of shares to, or for the account of, directors and employees pursuant to restricted stock, deferred stock compensation, or other benefit plans.

                          (b) There are no outstanding subscriptions, options, warrants, or rights to acquire any capital stock of Old Kent, or agreements to which Old Kent is a party or by which it is bound to issue capital stock, except as set forth in, or as contemplated by, this Plan of Merger, and except (i) the Old Kent Rights; (ii) stock options awarded pursuant to employee stock option plans; (iii) provisions for the grant or sale of shares to, or for the account of, directors and employees pursuant to restricted stock, deferred stock compensation, and other benefit plans; and (iv) as set forth in the Old Kent Disclosure Statement or in such opinion.

                 8.2.5 Valid and Binding. This Plan of Merger constitutes the valid and binding obligation of Old Kent, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors' rights, and by the exercise of judicial discretion in accordance with general principles applicable to equitable and similar remedies.

                 8.2.6 All Approvals Received. To the best of counsel's knowledge, all such approvals, consents, authorizations, or modifications as may be required to permit the performance by Old Kent of its obligations under this Plan of Merger have been obtained.

                 8.2.7 All Actions Taken. All other actions and proceedings required by law or, to the best of counsel's knowledge, this Plan of Merger to be taken by Old Kent and Old Kent's subsidiaries at or prior to the Closing in connection with this Plan of Merger have been duly and validly taken.

                 8.2.8  No Conflict, Breach, or Violation.   The execution,
         delivery and performance of this Plan of Merger by Old Kent, and the consummation by Old Kent of the transactions contemplated by this Plan of Merger, will not, except as disclosed in such opinion, conflict with or result in any breach or violation of, or default under (i) any provision of the Articles of Incorporation or Bylaws of Old Kent; (ii) any statute, code, ordinance, rule, or regulation; (iii) to the best of counsel's knowledge, any judgment, order, writ, arbitral award, decree, or injunction applicable to Old Kent; or (iv) to the best of counsel's knowledge, any mortgage, agreement, lease, commitment, indenture, or other instrument applicable to Old Kent which has been provided to counsel in connection with this Plan of Merger. All consents and approvals of the transactions contemplated by this Plan of Merger which, to the best of counsel's reasonable knowledge, are required from any person pursuant to any contract or agreement to which Old Kent or any of Old Kent's subsidiaries is a party or subject, or by which Old Kent or any of Old Kent's subsidiaries is bound, and which has been provided to counsel in connection with this Plan of Merger, have been obtained, except as disclosed in the Old Kent Disclosure Statement or in such opinion.

                 8.2.9 No Litigation. Except as disclosed in the Old Kent Disclosure Statement or in such opinion, counsel does not know of any action, suit, proceeding, claim, arbitration, or investigation pending or threatened against or relating to Old Kent, or its properties or businesses, which challenges the Merger, or which may result in any liability to Old Kent which may exceed $100,000 and which would have a material adverse effect on the business, income, or financial condition of Old Kent and its subsidiaries on a consolidated basis.

                 8.2.10 Issuance of Shares Authorized. The shares of Old Kent Common Stock to be issued by Old Kent as contemplated by this Plan of Merger, and to be delivered to the stockholders of FNBC, are duly authorized, and, when issued, will be legally issued, fully paid, and nonassessable.

                 In rendering its opinion, Warner, Norcross & Judd may rely on certificates of governmental officials and officers of Old Kent and Old Kent's subsidiaries, certificates of Old Kent's transfer agent, and opinions of other counsel as to the laws of jurisdictions in which counsel is not licensed to practice law, and such other evidence as counsel for Old Kent may reasonably deem necessary or desirable. Any certificates (other than those of governmental officials) or legal opinions upon which Warner, Norcross & Judd may rely shall also be addressed to FNBC and FNBC shall be entitled to rely on them. As to each matter with respect to which Warner, Norcross & Judd relies upon a legal opinion rendered by other counsel, Warner, Norcross & Judd shall state that Warner, Norcross & Judd has no knowledge of any fact or circumstance that would render such other counsel's opinion incorrect or misleading.

         8.3   Required Approvals.  FNBC or Old Kent shall have received:

                 8.3.1 Regulatory Approvals. All such approvals, consents, authorizations, and licenses of all regulatory and other governmental authorities having jurisdiction as may be required to permit the performance by FNBC and Old Kent of their respective obligations under this Plan of Merger and the consummation of the Merger.

                 8.3.2 FNBC Stockholders. The requisite approval of the stockholders of FNBC of this Plan of Merger and the Merger.

         8.4 Order, Decree, Etc. Neither Old Kent nor FNBC shall be subject to any applicable order, decree, or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

         8.5 Tax Matters. FNBC shall have received an opinion of counsel for Old Kent, reasonably satisfactory in form and substance to FNBC's counsel, substantially to the effect that:

                 8.5.1 No gain or loss will be recognized by the stockholders of FNBC who receive shares of Old Kent Common Stock in exchange for all of their shares of FNBC Common Stock, except to the extent of any cash received in lieu of a fractional share of Old Kent Common Stock.

                 8.5.2 The basis of the Old Kent Common Stock to be received by stockholders of FNBC will, in each instance, be the same as the basis of the respective shares of FNBC Common Stock surrendered in exchange therefor.

                 8.5.3 The holding period of the Old Kent Common Stock received by stockholders of FNBC will, in each instance, include the period during which the FNBC Common Stock surrendered in exchange therefor was held, provided that the FNBC Common Stock was, in each instance, held as a capital asset in the hands of the stockholder of FNBC at the Effective Time of the Merger.

         8.6 Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order.

         8.7   Fairness Opinion.  FNBC shall have received an opinion from M.
A. Schapiro & Co., Inc., or another financial expert reasonably acceptable to FNBC, dated approximately the date of the Prospectus and Proxy Statement, to the effect that the terms of the Merger are fair to FNBC's stockholders from a financial point of view as of that date and such opinion shall not have been subsequently withdrawn.


                                   ARTICLE IX

                             ABANDONMENT OF MERGER

                 This Plan of Merger may be terminated and the Merger abandoned at any time prior to the Effective Time of the Merger (notwithstanding that approval of this Plan of Merger by the stockholders of FNBC may have previously been obtained) as follows:

         9.1 Mutual Abandonment Prior to Effective Time of the Merger. This Plan of Merger may be terminated and the Merger abandoned by mutual consent of the Boards of Directors, or duly authorized committees thereof, of Old Kent and FNBC.





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
         9.2 Old Kent's Rights to Terminate. This Plan of Merger may be terminated and the Merger abandoned by the Board of Directors, or a duly authorized committee thereof, of Old Kent under any of the following circumstances:

                 9.2.1 FNBC Disclosure Statement; Preclosing Investigation, Etc. Old Kent shall have reasonably determined that:

                          (a) Any exception to FNBC's representations and warranties or any other information set forth in the FNBC Disclosure Statement is material to the transaction and reasonably unacceptable to Old Kent;

                          (b) Based upon Old Kent's preclosing investigation of FNBC, there exists any set of facts or circumstances materially adverse to the financial condition, net income, business, properties, operations, or prospects of FNBC or any of FNBC's Subsidiaries; or

                          (c) FNBC or any of FNBC's Subsidiaries is exposed to risks or the Merger would expose Old Kent to risks that in the reasonable judgment of Old Kent are not acceptable economic and business risks;

         provided that Old Kent notifies FNBC of such abandonment and termination not later than the last to occur of (i) 21 business days after Old Kent receives the FNBC Disclosure Statement, and (ii) 30 business days after the date of the execution of this Plan of Merger.

                 9.2.2 Breach of Warranty. One or more of the representations and warranties made by FNBC in this Plan of Merger shall have been discovered to be or to have become untrue and the cumulative effect of all such untrue representations and warranties is material relative to the business, income, or financial condition of FNBC and FNBC's Subsidiaries on a consolidated basis.

                 9.2.3 Breach of Covenant. FNBC shall have committed one or more breaches of any provision of this Plan of Merger which would in the aggregate be material; provided, that, if such breach or breaches can be cured, Old Kent shall have given FNBC specific notice of the breach or breaches in writing and FNBC shall have not cured such breach or breaches to the reasonable satisfaction of Old Kent within 30 days of receipt of such notice.

                 9.2.4 Upset Date. The Merger has not yet become effective on or before July 31, 1995.





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
                 9.2.5 Injunction. A final unappealable injunction or other judgment shall have been issued by a court of competent jurisdiction restraining or prohibiting consummation of the Merger.

                 9.2.6 No Stockholder Approval. The stockholders of FNBC have failed to ultimately adopt this Plan of Merger at an annual or special meeting or adjournments thereof, called and held for that purpose, and such meeting has been finally adjourned.

                 9.2.7 No Regulatory Approval. The Federal Reserve Board or its delegate shall have refused to approve the Merger, or the State of Arizona shall have refused to grant any necessary approval to the change in control of the Insurance Company.

                 9.2.8 Adverse Change. There has occurred any change from that which existed on December 31, 1993, in the financial condition of FNBC or any of FNBC's Subsidiaries which is materially adverse to the business, income, or financial condition of FNBC and FNBC's Subsidiaries on a consolidated basis.

                 9.2.9 Affiliate Agreements. FNBC fails to obtain from each person who is or becomes an affiliate of FNBC on or after the date of this Plan of Merger a duly authorized and executed Affiliate Agreement, substantially in the form previously provided to FNBC by Old Kent or otherwise reasonably acceptable to Old Kent, to be delivered to Old Kent (i) within 60 days of the date of this Plan of Merger with respect to all persons who are affiliates of FNBC on the date of this Plan of Merger; and (ii) within 60 days of the date on which a person becomes an affiliate of FNBC with respect to all persons who become affiliates after the date of this Plan of Merger. If Old Kent in its discretion considers any person to be an affiliate of FNBC, and FNBC did not consider such person to be an affiliate of FNBC, then FNBC shall have a period of 60 days in which to obtain and deliver to Old Kent a duly authorized and executed Affiliate Agreement from such person after receipt of written notice from Old Kent identifying such person as an affiliate.

                 9.2.10 Environmental Conditions. If Old Kent has notified FNBC of any environmental conditions found or indicated or issues raised by the Phase I environmental assessments pursuant to Section
         6.10 (Environmental Investigation) and the parties are unable to agree upon a course of action for further investigation and remediation of such environmental condition or issue raised by an environmental assessment and/or a mutually acceptable modification to this Plan of Merger within the 30-day period set forth in Section 6.10.1 (Mutual Agreement), or any extension thereof, and the condition or issue is not one for which it can be determined to a reasonable degree of certainty that the risk and expense to which Old Kent and its subsidiaries would be subject as an owner or operator of the property involved can be quantified and limited to an immaterial amount; provided, that Old Kent gives FNBC written notice of its intent to terminate this Plan of Merger pursuant to this Section 9.2.10 (Environmental Conditions) within the 30-day period set forth in Section 6.10.1 (Mutual Agreement), or any extension thereof.

                 9.2.11 Pooling Qualification. At any time after Arthur Andersen & Co. shall have advised Old Kent that the Merger is unlikely to qualify for treatment as a pooling of interests for accounting purposes.

         9.3 FNBC's Rights to Terminate. This Plan of Merger may be terminated and the Merger abandoned by the Board of Directors, or a duly authorized committee thereof, of FNBC under any of the following circumstances:

                 9.3.1 Breach of Warranty. One or more of the representations and warranties made by Old Kent in this Plan of Merger shall have been discovered to be or to have become untrue and the cumulative effect of all such untrue representations and warranties is material to the business, income, or financial condition of Old Kent and its subsidiaries on a consolidated basis.

                 9.3.2 Breach of Covenant. Old Kent shall have committed one or more breaches of any provision of this Plan of Merger which would in the aggregate be material; provided, that, if such breach or breaches can be cured, FNBC shall have given Old Kent specific notice of the breach or breaches in writing and Old Kent shall have not cured such breach or breaches to the reasonable satisfaction of FNBC within 30 days of receipt of such notice.

                 9.3.3 Upset Date. The Merger has not yet become effective on or before July 31, 1995.

                 9.3.4 Injunction. A final unappealable injunction or other judgment shall have been issued by a court of competent jurisdiction restraining or prohibiting consummation of the Merger.

                 9.3.5 No Stockholder Approval. The stockholders of FNBC have failed to adopt this Plan of Merger at an annual or special meeting, or adjournments thereof, called and held for that purpose, or that purpose and other purposes, at which the holders of not less than 70 percent of the outstanding shares of FNBC Common Stock are present in person or represented by proxy, and such meeting has been finally adjourned.

                 9.3.6 No Regulatory Approval. The Federal Reserve Board or its delegate shall have refused to approve the Merger; provided, that Old Kent shall have first had the opportunity to initiate and fully pursue its rights to appeal from, or seek judicial review of, any such refusal. In the event of such appeal or review, and if such appeal





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
         or review results in a substantial affirmance of such refusal, then for purposes of this Section 9.3.6 such refusal shall be deemed not to have been made until the termination of such appeal or review.

                 9.3.7 Adverse Change. There has occurred any change from that which existed on December 31, 1993, in the financial condition of Old Kent which is materially adverse to the business, income, or financial condition of Old Kent and its subsidiaries on a consolidated basis.

                 9.3.8 Old Kent Disclosure Statement. The cumulative effect of any exceptions to Old Kent's representations and warranties or any other information set forth in the Old Kent Disclosure Statement shall be materially adverse to the business, financial condition, or income of Old Kent and its subsidiaries on a consolidated basis; provided that FNBC notifies Old Kent of such abandonment and termination not later than the last to occur of (i) 21 business days after FNBC receives the Old Kent Disclosure Statement, and (ii) 30 business days after the date of the execution of this Plan of Merger.


                                   ARTICLE X

                              AMENDMENT AND WAIVER

         10.1 Amendment. Subject to applicable law, this Plan of Merger may be amended, modified, or supplemented by, and only by, written agreement of Old Kent and FNBC, or by the respective officers thereunto duly authorized, at any time prior to the Effective Time of the Merger.

         10.2 Waiver. Any of the terms or conditions of this Plan of Merger may be waived at any time by whichever of the parties is, or the shareholders or stockholders (as the case may be) of which are, entitled to the benefit thereof, by action taken by the board of directors of such party, or a duly authorized committee thereof. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party's right at a later time to enforce the same. No waiver by any party of any condition, or of the breach of any term, covenant, representation, or warranty contained in this Plan of Merger, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or as a waiver of any other condition or of the breach of any other term, covenant, representation, or warranty.

         10.3 Specific Enforcement. The parties each agree that, consistent with the terms and conditions of this Plan of Merger, in the event of a breach by a party to this Plan of Merger, money damages will be inadequate and not susceptible of computation because of





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
the unique nature of FNBC, FNBC's Subsidiaries and the Merger. Therefore, the parties each agree that a federal or state court of competent jurisdiction shall have authority, subject to the rules of law and equity, to specifically enforce the provisions of this Plan of Merger by injunctive order or such other equitable means as may be determined in the court's discretion.


                                   ARTICLE XI

                                 MISCELLANEOUS

         11.1 Termination Fee. In recognition of the efforts, expenses, other opportunities foregone by Old Kent while pursuing the Merger, and unascertainable losses that may be incurred by Old Kent in the event that the Merger is not consummated, and in recognition of Old Kent's potential role in attracting the interest of Unaffiliated Persons (as defined below), the parties agree that Old Kent shall, subject to the terms and conditions set forth in this Section 11.1 (Termination Fee), be entitled to receive the Termination Fee (as defined below) in the event of a Business Combination by an Unaffiliated Person. For the purposes of this Plan of Merger, an "UNAFFILIATED PERSON" shall mean any individual, corporation, partnership, entity, group, or "person" as defined in Section 13(d)(3) of the Securities Exchange Act and the regulations issued thereunder, other than Old Kent, Old Kent's subsidiaries and affiliates, and their respective directors, officers, employees, representatives, and agents. FNBC and Old Kent agree that the Termination Fee is reasonable and just compensation under such circumstances.

                 11.1.1  Definitions.  For purposes of this Plan of Merger:

                          (a) "Acquisition Price." The "ACQUISITION PRICE" per share of FNBC Common Stock shall mean (i) in the event of a merger or consolidation, the market value per share of consideration to be received by holders of FNBC Common Stock in the transaction, determined as of the effective time of such transaction; (ii) in the event of a tender offer, the price per share paid to holders of FNBC Common Stock at the conclusion of such offer; (iii) in the event of an exchange offer or share exchange, the market value per share received by holders of FNBC Common Stock in the transaction; or (iv) in the event of any other form of Business Combination, the average price per share at which FNBC Common Stock was acquired by the party making the Business Combination between the date of this Plan of Merger and the date on which the Termination Fee is paid.

                          (b) "Termination Fee." The "TERMINATION FEE" shall be the greater of (i) $1,500,000, or (ii) an amount which is equal to 15 percent of the excess, if any, of the Acquisition Price per share of FNBC Common Stock over the





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
                 Purchase Price Per Share (as defined in Section 2.1.1), multiplied by the number of shares of FNBC Common Stock outstanding immediately prior to the Business Combination.

                 11.1.2 Rights to the Termination Fee. Old Kent shall be paid the Termination Fee in the manner provided in Section 11.1.3 (Manner of Payment) if, while this Plan of Merger is in effect (i) any Unaffiliated Person directly or indirectly, or acting through one or more intermediaries, acquires Control (calculated using 25 percent) of FNBC, or its successor by merger or consolidation, or acquires 25 percent or more of the consolidated assets of FNBC and FNBC's Subsidiaries; or (ii) FNBC solicits, invites, negotiates, or enters into an agreement with an Unaffiliated Person to acquire such Control or such assets, or either FNBC or an Unaffiliated Person publicly announces an intention to do so, and within one year of the date of such solicitation, invitation, negotiation, agreement or announcement (whether or nor this Plan of Merger is then in effect) the Unaffiliated Person acquires such Control or such assets.

                 11.1.3 Manner of Payment. The Termination Fee shall be paid to Old Kent by wire transfer or by cashier's check of immediately available funds. Old Kent shall be paid the Termination Fee:

                          (a) In the event of a merger, consolidation, or share exchange, at or after the consummation of the transaction upon Old Kent's written demand; or

                          (b) In any other case, upon termination of this Plan of Merger, after Old Kent becomes entitled to the Termination Fee.

                 11.1.4 Failure of a Condition Precedent. Old Kent shall not be entitled to receive the Termination Fee if:

                          (a)  The Merger is consummated;

                          (b) This Plan of Merger is terminated and the Merger is abandoned by mutual consent of the parties;

                          (c) This Plan of Merger is terminated and the Merger is abandoned by FNBC pursuant to Section 9.3.1 (Breach of Warranty), 9.3.2 (Breach of Covenant), 9.3.4 (Injunction),
                 9.3.6 (No Regulatory Approval), 9.3.7 (Adverse Change), or
                 9.3.8 (Old Kent Disclosure Statement);

                          (d) This Plan of Merger is terminated and the Merger is abandoned by FNBC pursuant to Section 9.3.3 (Upset Date) if Old Kent has failed to satisfy or, with respect to Sections
                 8.2 and 8.5 tender performance of, the conditions precedent provided in Sections 8.1 (Renewal of Representations and Warran-





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
                 ties, etc.), 8.2 (Opinion of Legal Counsel), 8.3.1 (Regulatory Approvals), 8.4 (Order, Decree, Etc.), 8.5 (Tax Matters) (provided, however, that FNBC has supplied all necessary cooperation, information, representations, and consents, on its part), or 8.6 (Registration Statement) (provided, however, that FNBC has supplied all necessary cooperation, information, and consents, on its part), or pursuant to Section 2.2 (Upset Provisions); or

                          (e) This Plan of Merger is terminated and the Merger is abandoned by Old Kent pursuant to Section 9.2.1 (FNBC Disclosure Statement; Preclosing Investigation, Etc.) or
                 Section 9.2.10 (Environmental Conditions).

         11.2 Liability After Termination. In the event the Merger is not consummated and this Plan of Merger is terminated and the Merger is abandoned pursuant to Article IX:

                 11.2.1 Continuing Obligations. The obligations of Old Kent and FNBC under Sections 6.9.4 (Confidentiality), 6.9.5 (Return of Materials), 11.1 (Termination Fee), and 11.4 (Expenses) shall continue.

                 11.2.2 Liability. Neither Old Kent nor FNBC shall incur any liability whatsoever under, or pursuant to, this Plan of Merger, except for damages for breach of Sections 5.8 (Competing Proposals),
         6.9.4 (Confidentiality) or 6.9.5 (Return of Materials), and except for reimbursement of costs and expenses, if any, provided under Section
         11.4 (Expenses) and payment of the fee, if any, provided under Section
         11.1 (Termination Fee).

                 11.2.3 Damages for Breach. Neither Old Kent nor FNBC shall have any liability for damages or otherwise for breach of a representation and warranty unless such breach was intentional, and in no event shall either party be liable for consequential damages.

                 11.2.4 Termination Fee. If Old Kent is entitled to be paid, and is paid, the Termination Fee, such fee shall be in lieu of all other remedies Old Kent may have under this Plan of Merger, except for damages for breach of Sections 6.9.4 (Confidentiality) and 6.9.5 (Return of Materials). If there has been a breach of Section 5.8 (Competing Proposals), Old Kent shall be entitled to damages for breach of that Section or the Termination Fee, whichever is greater, but not both.

         11.3   Termination of Representations and Warranties.   All
representations and warranties contained in this Plan of Merger shall expire with, and be terminated and extinguished by either (i) the consummation of the Merger at the Effective Time of the Merger; or (ii) the termination of this Plan of Merger at the time of termination.





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
         11.4 Expenses. Except as otherwise provided in this Plan of Merger, FNBC and Old Kent shall each pay its own expenses incident to preparing for, entering into, and carrying out this Plan of Merger, and incident to the consummation of the Merger. Each party shall pay the fees and expenses of any investment banker engaged by that party. The costs of printing and all filing fees pertaining to the Registration Statement shall be paid by Old Kent. The costs of printing and mailing the Prospectus and Proxy Statement shall be paid by FNBC.

         11.5 Notices. Except as otherwise provided herein, all notices, requests, demands, and other communications under this Plan of Merger shall be in writing and shall be deemed to have been duly given if delivered or sent and received by facsimile transmission, express delivery service (all fees prepaid) or United States mail (first class, postage prepaid) as follows:

                 If to Old Kent:

         Old Kent Financial Corporation            Warner, Norcross & Judd
         Attention: B. P. Sherwood III,            Attention:  Gordon R. Lewis
                     Vice Chairman and Treasurer   900 Old Kent Building
         One Vandenberg Center                     111 Lyon Street, N.W.
         Grand Rapids, Michigan 49503              Grand Rapids, Michigan 49503
         Facsimile:  (616) 771-4378                Facsimile:  (616)  752-2500

                 If to FNBC:

         First National Bank Corp.                 Dickinson, Wright, Moon
         Attention: Harold W. Allmacher, Vice         Van Dusen & Freeman
                    Chairman, President, and       Attention: Jerome M. Schwartz
                    Chief Executive Officer        500 Woodward Avenue, #4000
         18800 Hall Road                           Detroit, Michigan 48226
         P.O. Box 248                              Facsimile:  (313) 223-3598
         Mount Clemens, Michigan 48046-0248
         Facsimile:  (810) 228-3820

         11.6 Governing Law. This Plan of Merger shall be governed, construed, and enforced in accordance with the laws of the State of Michigan.

         11.7 Method of Consent or Waiver. Any consent hereunder or any waiver of conditions or covenants as may be herein provided for, subject to all of the other requirements contained in this Plan of Merger, shall be evidenced in writing, properly executed by the Chairman, the President, or one of the Vice Presidents of the party so electing hereunder, and such documents shall be attested to by the Secretary or an Assistant Secretary of the party so electing under this Plan of Merger.

         11.8 Entire Agreement. Except as otherwise expressly provided herein, this Plan of Merger and the related agreements referred to in this Plan of Merger contain the entire





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
agreement between the parties with respect to the transactions contemplated hereunder, and such agreements supersede all prior arrangements or understandings with respect thereto, written or oral. The parties have not relied upon any statements or representations pertaining to the other, whether oral or written, other than as provided for in this Plan of Merger, the FNBC Disclosure Statement, or the Old Kent Disclosure Statement. The terms and conditions of this Plan of Merger shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing in this Plan of Merger, express or implied, is intended to confer upon any person other than the parties hereto any rights, remedies, obligations, or liabilities under or by reason of this Plan of Merger.

         11.9 No Assignment. Neither party may assign any of its rights or obligations under this Plan of Merger to any other person.

         11.10 Counterparts. This Plan of Merger may be executed in one or more counterparts, each of which together shall constitute one and the same instrument.

         11.11 Further Assurances; Privileges. Either party to this Plan of Merger shall, at the request of the other party, execute and deliver such additional documents and instruments and take such other actions as may be reasonably requested to carry out the terms and provisions of this Plan of Merger. Each party shall use reasonable efforts to preserve for itself and the other party each available legal privilege with respect to confidentiality of their negotiations and related communications, including the attorney-client privilege.

         11.12 Headings, Etc. The article headings and section headings contained in this Plan of Merger are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Plan of Merger.

         11.13 Severability. If any term, provision, covenant, or restriction contained in this Plan of Merger is held by a final and unappealable order of a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants, and restrictions contained in this Plan of Merger shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated unless the effect would be to cause this Plan of Merger to not achieve its essential purposes.


                 IN WITNESS WHEREOF, the undersigned parties hereto have duly executed and acknowledged this Plan of Merger as of the date first written above.


                                       OLD KENT FINANCIAL CORPORATION



                                       By /s/ JOHN C. CANEPA
                                          ------------------------------------
                                          John C. Canepa, Chairman and Chief
                                          Executive Officer





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


                                       FIRST NATIONAL BANK CORP.



                                       By /s/ HAROLD W. ALLMACHER
                                          ------------------------------------
                                          Harold W. Allmacher, Vice Chairman,
                                          President, and Chief Executive Officer





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